     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 22, 1999


                                                      REGISTRATION NO. 333-71749
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                         NEXTLINK COMMUNICATIONS, INC.
             (Exact Name of Registrant as Specified in its Charter)

            DELAWARE                            4813                           91-1738221
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)

                             ---------------------

 500 108TH AVENUE N.E., SUITE 2200, BELLEVUE, WASHINGTON 98004, (425) 519-8900
  (Address, including ZIP code, and telephone number, including area code, of the Registrant's principal executive offices)
                            ------------------------

                           R. BRUCE EASTER JR., ESQ.
                       500 108TH AVENUE N.E., SUITE 2200
                           BELLEVUE, WASHINGTON 98004
                                 (425) 519-8900
 (Name, address, including ZIP code, and telephone number, including area code, of agent for service)
                            ------------------------

                                    COPY TO:
                              BRUCE R. KRAUS, ESQ.
                            WILLKIE FARR & GALLAGHER
                               787 SEVENTH AVENUE
                            NEW YORK, NEW YORK 10019
                                 (212) 728-8000
                             ---------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED OFFER TO THE PUBLIC:

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

                                                                            PROPOSED            PROPOSED
                                                         AMOUNT             MAXIMUM             MAXIMUM            AMOUNT OF
        TITLE OF EACH CLASS OF SECURITIES                TO BE              OFFERING           AGGREGATE          REGISTRATION
                TO BE REGISTERED                       REGISTERED           PRICE(1)         OFFERING RICE           FEE(2)
10 3/4% Senior Notes due 2008                         $500,000,000            100%            $500,000,000          $139,000

(1) Estimated solely for the purpose of calculating the registration fee.

(2) Previously paid.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     SUBJECT TO COMPLETION, MARCH 22, 1999.

THIS INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT OFFER THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                         NEXTLINK COMMUNICATIONS, INC.

                               EXCHANGE OFFER FOR
                         10 3/4% SENIOR NOTES DUE 2008


    This is an offer to exchange the outstanding, unregistered NEXTLINK 10 3/4% Notes you now hold for new, substantially identical 10 3/4% Senior Notes that will be free of the transfer restrictions that apply to the old notes. This
offer will expire at 5:00 p.m., New York City time, on April   , 1999, unless we
extend it. You must tender your old, unregistered notes by the deadline to obtain new, registered notes and the liquidity benefits they offer.



    We agreed with the initial purchasers of the old notes to make this offer and register the issuance of the new notes following the closing. This offer applies to any and all old notes tendered by the deadline.



    The new notes will not trade on any established exchange. The new notes have the same financial terms and covenants as the old notes, and are subject to the same business and financial risks.



    A DESCRIPTION OF THOSE RISKS BEGINS ON PAGE 11.



    NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                 March   , 1999

                               TABLE OF CONTENTS



                                                                                                                PAGE
                                                                                                              ---------
Nextlink....................................................................................................          1
Risk Factors................................................................................................         11
Where You Can Find More Information.........................................................................         18
Delivery Of Prospectus......................................................................................         18
Use Of Proceeds.............................................................................................         18
Capitalization..............................................................................................         19
Business....................................................................................................         20
Regulation..................................................................................................         26
The Exchange Offer..........................................................................................         28
Description Of The Notes....................................................................................         41
Book-Entry; Delivery and Form...............................................................................         84
Description Of Material Indebtedness........................................................................         86
Material United States Federal Income Tax Consequences......................................................         92
Plan Of Distribution........................................................................................         96
Incorporation Of Material Documents By Reference............................................................         97
Legal Matters...............................................................................................         98
Experts.....................................................................................................         98

                                    NEXTLINK



    We provide high-quality local and long distance telecommunications and data services to small and medium-sized businesses in 38 U.S. cities. We offer our customers these services at competitive prices individually or as an integrated package of services. We deliver these services over networks that consist of communications cables containing multiple glass fiber strands, known as fiber optic cables. These cables connect our customers' telephone and data lines to our advanced, electronic switching equipment, or switches, which route each call from the customer's premises to the ultimate call destination. Each of our networks can carry high volumes of voice, data, video and Internet traffic. Whenever practicable, we build and own these networks ourselves.



    We currently operate 23 fiber optic networks in 14 states, serving large and medium-sized cities, as well as clusters of smaller locales. Based on our recent successes in operating and expanding our existing networks, as well as opportunities arising in cities we do not currently serve, we intend to expand into a number of new locations over the next several years.



    In each city we serve, our principal competitor is the dominant local telephone company, which Congress and our industry refer to as the incumbent local exchange carrier. Until recently, each incumbent carrier held a virtual monopoly on providing local telephone service. Our goal is for businesses located in the cities we serve to choose to have their telephone and data lines connected to our network, rather than that of the incumbent. In constructing each network, we create a ring of fiber optic cables around the central business district of each location we serve. This design allows for a high percentage of the commercial buildings within these locations to be connected directly to our networks. A number of our customers, however, are not directly connected to our networks. For these customers, we lease telephone lines from the incumbent carrier to cover the relatively short distance between the customer and our network. We plan to increase the number of businesses that we can connect directly to our networks by using fixed wireless radio spectrum that we control or have contracts to acquire in the majority of the top 30 U.S. cities.



    We are developing plans to link our local fiber optic networks to one another through the use of a national fiber optic network currently being constructed by Level 3 Communications. We manage and own 50% of a joint venture that owns exclusive interests in the Level 3 network. This network is designed to traverse more than 16,000 miles, connecting 50 cities in the United States and Canada. With this system of local networks linked together by long-haul fiber optic cable, we should be able to offer our customers complete, end-to-end voice and data communications services over facilities we control.



    We also are developing plans to deploy data switching and transmission equipment in 1999 that will enable us to provide a full range of innovative data services. The Level 3 network is also designed to support the types of equipment necessary to provided these data services, in addition to voice services.



    Our founder and principal shareholder, Craig McCaw, also founded McCaw Cellular (later acquired by AT&T) and has substantial interests in other telecommunications businesses.



BUSINESS STRATEGY



    Our goal is to become a leading provider of complete, end-to-end voice and data communications services and to maximize penetration of our targeted customer base of small and medium-sized businesses. The key components of our strategy to achieve this goal are:



    - Building high-capacity local networks with cables holding large bundles of fiber optic strands in a majority of the nation's top 30 cities and providing service in cities with a total of 27 million business lines by the end of 2000.



    - Extending direct customer connections to our networks using fixed wireless radio spectrum.



    - Linking our local networks to one another using our interest in a national fiber optic network now under construction.



    - Deploying data switching and transmission equipment in 1999, including Asynchronous Transfer Mode, or ATM, Internet Protocol, or IP, and frame-relay facilities and digital subscriber line, or DSL, services.



    - Attracting and retaining experienced management and maintaining a decentralized, local management focus at each operating subsidiary.



    - Focusing sales efforts on businesses and professional groups with fewer than 50 telephone lines, and assigning a single customer care representative to each customer.



    - Continuously improving the complex process of the changing over a new customer from the incumbent carrier to NEXTLINK service

                               THE EXCHANGE OFFER


The Exchange Offer............  We are offering to exchange $1,000 principal amount at maturity of NEXTLINK's 10 3/4% Senior Notes due 2008 which have been registered under the Securities Act for each
                                $1,000 principal amount at maturity of NEXTLINK's
                                outstanding 10 3/4% Senior Notes due 2008 which were issued in November 1998 in a private offering. In order to be
                                exchanged, an old note must be properly tendered and
                                accepted. We will exchange all notes validly tendered and
                                not validly withdrawn. As of this date there is $500.0
                                million aggregate principal amount at maturity of old notes outstanding.

Expiration and Exchange
 Dates........................  This offer will expire at 5:00 p.m., New York City time, on
                                April   , 1999, unless we extend it, and we will consummate
                                the exchange on the next business day.

Registration Rights
 Agreement....................  You have the right to exchange the old notes that you now hold for new notes with substantially identical terms. This exchange offer is intended to satisfy these rights. After
                                the exchange offer is complete, you will no longer be
                                entitled to any exchange or registration rights with
                                respect to your notes.

No Substantial Conditions.....  This offer is unconditional as long as it does not violate the securities laws. The offer applies to any and all old
                                notes tendered by the deadline.

Withdrawal Rights.............  You may withdraw your tender of old notes at any time before the offer expires.

Federal Income Tax
 Consequences.................  The exchange will not be a taxable event for United States federal income tax purposes. You will not recognize any
                                taxable gain or loss or any interest income as a result of such exchange.

Resale Without Further
 Registration.................  We believe that the new notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:

                                - you acquire the new notes issued in the exchange offer in the ordinary course of your business;

                                - you are not an "affiliate," as defined under Rule 405 of the Securities Act, of ours;

                                - you are not participating, and do not intend to
                                  participate, and have no arrangement or understanding
                                  with any person to participate, in the distribution of
                                  the new notes issued to you in the exchange offer.

                                By tendering your notes as described below, you will be
                                making representations to this effect.

Transfer Restrictions on New
 Notes........................  You may incur liability under the Securities Act if:

                                (1) any of the representations listed above are not true;
                                and

                                (2) you transfer any new note issued to you in the exchange offer without:

                                - delivering a prospectus meeting the requirements of the
                                  Securities Act; or

                                - an exemption from the Securities Act's requirements to
                                  register your new notes.

                                We do not assume or indemnify you against such liability.
                                Each broker-dealer that is issued new notes for its own
                                account in exchange for old notes that were acquired as a
                                result of market-making or other trading activities, must
                                acknowledge that it will deliver a prospectus meeting the
                                requirements of the Securities Act in connection with any
                                resale of the new notes. A broker-dealer may use this
                                prospectus for an offer to resell, a resale or other
                                retransfer of the new notes issued to it in the exchange
                                offer.

Procedures for Tendering Old
 Notes........................  Each holder of old notes who wishes to accept the exchange offer must:

                                - complete, sign and date the accompanying letter of
                                  transmittal, or a facsimile thereof; or

                                - arrange for the The Depository Trust Company to transmit certain required information to the

                                  exchange agent in connection with a book-entry transfer.

                                You must mail or otherwise deliver such documentation and
                                your old notes to the United States Trust Company of New
                                York, as exchange agent, at the address set forth under
                                "The Exchange Offer--Exchange Agent."

Failure to Exchange will
 affect you adversely.........  If you are eligible to participate in the exchange offer and you do not tender your old notes, you will not have any further registration or exchange rights and your old notes will continue to be subject to some restrictions on
                                transfer. Accordingly, the liquidity of the old notes could be adversely affected.

Special Procedures for
 Beneficial Owners............  If you beneficially own old notes registered in the name of a broker, dealer, commercial bank, trust company or other
                                nominee and you wish to tender your old notes in the
                                exchange offer, you should contact such registered holder
                                promptly and instruct it to tender on your behalf. If you
                                wish to tender on your own behalf, you must, before
                                completing and executing the letter of transmittal for the exchange offer and delivering your old notes, either
                                arrange to have your old notes registered in your name or
                                obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take
                                considerable time.

Guaranteed Delivery
 Procedures...................  You may comply with the procedures described in this prospectus under the heading "The Exchange Offer--
                                Guaranteed Delivery Procedure" if you wish to tender your
                                old notes and:

                                - time will not permit your required documents to reach the exchange agent by the expiration date of the exchange
                                  offer,

                                - you cannot complete the procedure for book-entry transfer on time, or

                                - your old notes are not immediately available.

                                 THE NEW NOTES

    The new notes have the same financial terms and covenants as the old notes, which are as follows:


Issuer........................  NEXTLINK Communications, Inc.

Maturity......................  November 15, 2008.

Interest......................  Interest accrues from November 12, 1998 at the rate of
                                10 3/4% per year, payable semi-annually in arrears on each
                                May 15 and November 15, beginning on May 15, 1999.

Ranking.......................  The new notes are unsecured indebtedness of NEXTLINK.

Optional Redemption...........  On or after November 15, 2003, we will have the right to redeem any or all of the new notes at their principal
                                amount plus accrued interest and a premium initially equal to 5.375% and declining after that date.

                                In addition, before November 15, 2001, we have the right to use the net cash proceeds of qualifying offerings of stock to redeem up to 33 1/3% of the new notes originally
                                outstanding at their principal amount plus accrued interest and a premium of 12.75%. For more information, see
                                "Description of the Notes--Optional Redemption".

Change of Control.............  If an event treated as a change of control of NEXTLINK occurs, NEXTLINK must make an offer to purchase any and all of the new notes then outstanding from you at a purchase
                                price equal to 101% of their aggregate principal amount,
                                plus accrued and unpaid interest, if any, to the date of
                                purchase. For a summary of what constitutes change of
                                control please see "Description of the
                                Notes--Covenants--Change of Control".

Covenants.....................  The indenture under which the old notes have been and the new notes are being issued contains covenants for your
                                benefit which, among other things and subject to important exceptions, restrict our ability and the ability of our
                                subsidiaries to:

                                - incur indebtedness;

                                - make the payments required by the indenture;

                                - issue capital stock of certain of our subsidiaries;

                                - repurchase our stock or subordinated indebtedness;

                                - enter into transactions with stockholders and affiliates;

                                - create liens;

                                - pay dividends or make other distributions;

                                - engage in sale-leaseback transactions; and

                                - consolidate, merge or sell all or substantially all of
                                  our assets or the assets of our subsidiaries.

                                The indenture allows modification and amendment of these
                                and other covenants by a vote of holders of a majority in
                                aggregate principal amount of the notes, subject to
                                exceptions described in the indenture. Also, holders of a
                                majority in aggregate principal amount of the notes may
                                waive our compliance with certain other restrictive
                                covenants in the indenture.


    For additional information regarding the notes, see "Description of the Notes" and "Material United States Federal Income Tax Consequences."


                                  RISK FACTORS


    See "Risk Factors" immediately following this summary for a discussion of risks relating to the new notes, all of which apply to the old notes as well.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA
                             (DOLLARS IN THOUSANDS)

    We have summarized below our historical consolidated financial data as of and for the years ended December 31, 1996 and 1997. This information is derived from and qualified by reference to our audited Consolidated Financial Statements included in our 1997 Form 10-KSB, which is incorporated in this prospectus by reference. All of the data should be read in conjunction with and are qualified by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operation" included in our 1997 Form 10-KSB and our 1998 Form 10-Qs.


                                                                                        NINE MONTHS        THREE MONTHS ENDED
                                                                   YEAR ENDED              ENDED
                                                                  DECEMBER 31,         SEPTEMBER 30,         SEPTEMBER 30,
                                                              --------------------  --------------------  --------------------
                                                                1996       1997       1997       1998       1997       1998
                                                              ---------  ---------  ---------  ---------  ---------  ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue.....................................................  $  25,686  $  57,579  $  35,058  $  96,392  $  13,390  $  37,817
Costs and expenses:
  Operating.................................................     25,094     54,031     35,857     85,448     13,916     32,828
  Selling, general and administrative.......................     31,353     75,732     48,421    109,599     19,318     41,565
  Deferred compensation.....................................      9,914      3,247      1,449      3,104        334      1,720
  Depreciation and amortization.............................     10,340     27,190     14,460     37,141      5,529     14,778
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Loss from operations........................................    (51,015)  (102,621)   (65,129)  (138,900)   (25,707)   (53,074)
Interest income.............................................     10,446     27,827     15,560     56,116      4,868     21,559
Interest expense............................................    (30,876)   (54,495)   (32,787)   (99,050)   (10,746)   (37,434)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Loss before minority interests..............................    (71,445)  (129,289)   (82,356)  (181,834)   (31,585)   (68,949)
Minority interests..........................................        344        285         --         --         --         --
                                                              ---------  ---------  ---------  ---------  ---------  ---------
Net loss....................................................  $ (71,101) $(129,004) $ (82,356) $(181,834) $ (31,585) $ (68,949)
                                                              ---------  ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------  ---------
OTHER DATA:
Ratio of earnings to fixed charges(1).......................         --         --         --         --         --         --
EBITDA(2)...................................................  $ (30,761) $ (72,184) $ (49,220) $ (98,655) $ (19,844) $ (36,576)
Summary Cash Flow Information:
  Net cash used in operating activities.....................    (40,563)   (94,495)   (59,233)  (104,770)   (13,436)   (25,717)
  Net cash provided by (used in) investing activities.......   (227,012)  (470,195)  (141,490)  (793,401)   (36,032)   117,902
  Net cash provided by (used in) financing activities.......    343,032    876,957    268,004    901,447     (5,207)      (265)
  Capital expenditures, including acquisitions of businesses
    (net of cash acquired) and investments in affiliates
    (3).....................................................     85,872    232,069    130,727    209,136     36,032     82,484

                                                                                       AS OF SEPTEMBER 30, 1998
                                                                  AS OF DECEMBER 31,   -------------------------
                                                                 --------------------              AS ADJUSTED
                                                                   1996       1997      ACTUAL         (4)
                                                                 ---------  ---------  ---------  --------------
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and marketable securities...............  $ 124,520  $ 742,357  $1,176,843   $1,665,343
Pledged securities(5)..........................................    101,438     62,610     42,992        42,992
Working capital................................................    137,227    741,685  1,160,244     1,648,744
Property and equipment, net....................................     97,784    253,653    448,550       448,550
Total assets...................................................    390,683  1,217,153  2,026,178     2,526,178
Long-term debt and capital lease obligations, less current
  portion......................................................    356,262    757,640  1,518,167     2,018,167
14% Preferred Shares, net of issuance costs....................         --    313,319    349,174       349,174
6 1/2% Cumulative Convertible Preferred Stock, net of issuance
  costs........................................................         --         --    194,084       194,084
Equity units subject to redemption.............................      4,950         --         --            --
Class B common stock subject to redemption.....................         --      4,950         --            --
Total shareholders' equity (deficit)...........................    (18,654)    68,460   (137,828)     (137,828)

------------------------

(1) For the years ended December 31, 1996 and 1997, and for the three and nine-month periods ended September 30, 1997 and 1998, earnings were insufficient to cover fixed charges during the periods presented by the amount of loss before minority interests of $71,445, $129,289, $31,585, $82,356, $68,949 and $181,834, respectively.


(2) EBITDA consists of net loss before net interest expense, minority interests, depreciation, amortization and deferred compensation expense. EBITDA is commonly used to analyze companies on the basis of operating performance, leverage and liquidity. While EBITDA should not be construed as a substitute for operating income or a better measure of liquidity than cash flow from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the anticipated ability of NEXTLINK to meet future debt service, capital expenditures and working capital requirements.


(3) Total capital expenditures, acquisitions, and investments in affiliates were funded as follows:



                                               YEAR ENDED          NINE MONTHS ENDED      THREE MONTHS ENDED
                                              DECEMBER 31,           SEPTEMBER 30,          SEPTEMBER 30,
                                          ---------------------  ----------------------  --------------------
                                            1996        1997        1997        1998       1997       1998
                                          ---------  ----------  ----------  ----------  ---------  ---------
Cash expended...........................  $  72,042  $  210,545  $  130,727  $  209,136  $  36,032  $  82,484
Debt issued and assumed.................      8,228       5,000          --          --         --         --
Equity issued...........................      5,602      16,524          --          --         --         --
                                          ---------  ----------  ----------  ----------  ---------  ---------
Total...................................  $  85,872  $  232,069  $  130,727  $  209,136  $  36,032  $  82,484
                                          ---------  ----------  ----------  ----------  ---------  ---------
                                          ---------  ----------  ----------  ----------  ---------  ---------



(4) As adjusted to give effect to the net proceeds to NEXTLINK of the sale of the notes that you hold.


(5) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on our 12 1/2% Senior Notes.

    The table below contains operating data, including statistics of our Las Vegas network which we manage and in which we have a 40% membership interest.



                                                     AS OF          AS OF         AS OF        AS OF         AS OF
                                                 SEPTEMBER 30,  DECEMBER 31,    MARCH 31,    JUNE 30,    SEPTEMBER 30,
                                                     1997           1997          1998         1998          1998
                                                 -------------  -------------  -----------  -----------  -------------
OPERATING DATA:
Route miles(1).................................        1,757          1,897         2,036        2,099         2,150
Fiber miles(2).................................      124,399        133,224       141,788      152,225       158,987
On-net buildings connected(3)..................          479            513           571          658           736
Switches installed(4)..........................           13             13            14           17            18
Access lines installed(5)......................       30,944         50,131        72,834      102,887       134,107
Employees......................................        1,027          1,327         1,499        1,765         2,065


------------------------

(1) A "route mile" measures the expansiveness of our network, and is equal to the number of physical miles along which we have installed or leased fiber optic cable. A "fiber strand" is an advanced telephone line which can carry a large volume of telephone calls and data transmissions.


(2) The number of "fiber miles" that we have installed is equal to our estimate of the number of fiber strands that we have installed along our network, multiplied by the number of route miles covered by our network. It is a measure of our carrying capacity of large volumes of telephone calls and data transmissions.


(3) "On-net buildings connected" means buildings physically connected to our network, excluding those buildings which are connected to our network by facilities leased from the incumbent telephone company. As of September 30, 1998, we had 10,424 buildings physically connected to our network, including those buildings connected to our network by facilities leased from the incumbent telephone company.


(4) "Switches" are electronic devices that route telephone calls and data transmissions to their final destination. All switch counts include two long distance switches acquired in 1996 as well as the switch installed in NEXTLAB, our telecommunications and data testing facility.


(5) An "access line" is a telephone connection between a customer purchasing local telephone services and our facilities. This definition of access lines is adjusted to reflect the fact that some high performance connections, known as primary rate interface, can carry comparatively larger volumes of voice and data communications. Lines over which primary rate interface service is provided are counted as 23 access lines.


    The number of "access lines installed" represents the number of access lines for which NEXTLINK is billing services. This number includes access lines that are provisioned through the resale of services. We serviced 3,312 resold access lines as of September 30, 1998.

                                  RISK FACTORS



    The new notes, like the old notes, entail the following risks:



WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, SO
  WE MAY BE UNABLE TO PAY INTEREST OR PRINCIPAL ON THE NOTES THAT YOU HOLD



    As of September 30, 1998, NEXTLINK had outstanding four issues of senior notes totaling $1,503.3 million in principal amount and approximately $60.2 million in miscellaneous debt obligations of its subsidiaries. Because we have these substantial obligations, we may be unable to pay interest or principal on the notes that you hold. Our indentures permit us to incur substantial additional debt, and we fully expect to borrow substantial additional funds during the next few years. These borrowings may be secured by our assets or the assets of our subsidiaries. This additional debt may make it more difficult for us to repay you. For more information, see "Description of the Notes" and "Capitalization."



WE DO NOT CURRENTLY GENERATE CASH FLOW FROM WHICH TO MAKE PAYMENTS ON THE NOTES
  THAT YOU HOLD



    For the year ended December 31, 1997, we had a net loss of $129.0 million and negative cash flow from operations of $94.5 million. Consequently, we do not currently generate cash flows from which we can make payments on the notes that you hold.



    Our plan to develop our businesses and expand our networks, which has required and will continue require substantial capital expenditures, contributes to our negative cash flow. We will continue to have negative cash flow and operating losses until we begin to realize adequate revenues. We cannot assure you that we will ever establish an adequate revenue base to produce an operating profit or generate adequate cash flow to provide future capital expenditures and repayment of debt.



    For more information, see "Selected Historical Consolidated Financial and Operating Data."



SIGNIFICANT CAPITAL EXPENDITURES WILL DIVERT FUNDS WHICH COULD BE USED TO MAKE
  PAYMENTS ON THE NOTES THAT YOU HOLD



    We expect to make significant capital expenditures in the future. These expenditures will divert funds which could be used to make payments on the notes that you hold. In addition to the expenditures required to implement our strategy discussed under "Business," additional expenditures are likely to include the potential acquisition of other telecommunications companies and the continued development and implementation of a comprehensive information technology platform.

IF WE ARE NOT SUCCESSFUL IN RAISING ADDITIONAL CAPITAL, WE WILL NOT BE ABLE TO
  BUILD AND MAINTAIN OUR NETWORKS



    Because our anticipated future capital requirements may exceed the $1,478.1 million in cash and marketable securities we had on hand as of December 31, 1998, we may be required to raise additional capital. If we fail to raise sufficient capital, we may be required to delay or abandon some of our planned future expansion or expenditures, which could have a material adverse effect on our growth and our ability to compete in the telecommunications services industry, and could even result in a payment default on our existing debt.



BECAUSE YOUR NOTES ARE STRUCTURALLY SUBORDINATED TO THE OBLIGATIONS OF OUR
  SUBSIDIARIES, YOU MAY NOT BE FULLY REPAID IF WE BECOME INSOLVENT



    Because our cash flows from operations arise at the subsidiary level, all of our senior notes are structurally subordinated to the debts of our subsidiaries. Creditors of any NEXTLINK subsidiary, including trade creditors, have and will have claims that are senior to the senior notes with respect to the assets of that subsidiary. In addition, some of our subsidiaries are subject to capital and other lease obligations.



OUR SUBSIDIARIES MUST MAKE PAYMENTS TO US IN ORDER FOR US TO MAKE PAYMENTS ON
  THE NOTES THAT YOU HOLD



    We depend upon cash payments from our subsidiaries to meet our fixed-charge payment obligations, including our obligation to pay you as a holder of notes. We cannot assure you that our subsidiaries will have sufficient cash to make any payments to us, and their cash flows operations are currently negative. The indentures generally permit us to invest proceeds from the sale of our debt securities in subsidiaries and joint ventures that we manage.



BECAUSE THE NOTES THAT YOU HOLD ARE UNSECURED, YOU MAY NOT BE FULLY REPAID IF WE
  BECOME INSOLVENT



    The new notes will not be secured by any of the assets of NEXTLINK or its subsidiaries. Therefore, you may not be fully repaid if we become insolvent. Moreover, the indentures relating to the senior notes permit us to incur secured debt. If we were to incur secured debt and we become insolvent, the holders of the secured debt would receive payments from the assets used as security before you receive payments.



IF WE CANNOT QUICKLY AND EFFICIENTLY INSTALL OUR HARDWARE, WE WILL BE UNABLE TO
  GENERATE REVENUE



    Each of our networks consists of many different pieces of hardware, including switches, fiber optic cables, electronics, and wireless transmitters and receivers which are difficult to install. If we cannot install this hardware quickly, the time in which customers can be connected to our network and we can begin to generate revenue from our network will be delayed. You should be aware that the construction of the INTERNEXT national fiber optic network is not under our control, but is under the control of Level 3 Communications. We cannot assure you that the Level 3 network will be completed, that it will be placed in service within the expected time frame or that it will contain the contemplated number of fibers and conduits throughout the entire network. Failure of Level 3 to complete its network would delay implementation of our strategy of linking our local networks to one another.



WE MAY NOT BE ABLE TO CONNECT OUR NETWORK TO THE INCUMBENT CARRIER'S NETWORK ON
  FAVORABLE TERMS



    We require interconnection agreements with the incumbent carrier to connect calls between our on-net customers and non-customers. We cannot assure you that we will be able to negotiate or renegotiate interconnection agreements in all of our markets on favorable terms.



THE REQUIREMENT THAT WE OBTAIN PERMITS AND RIGHTS OF WAY INCREASES OUR COST OF
  DOING BUSINESS



    In order for us to acquire and develop our fiber networks, we must obtain local franchises and other permits, as well as rights-of-way and fiber capacity from entities such as incumbent carriers and other utilities, railroads, long distance companies, state highway authorities, local governments and transit authorities. You should be aware that the process of obtaining these permits and rights of way increases our cost of doing business.



    We cannot assure you that we will be able to maintain our existing franchises, permits and rights-of-way that we need to implement our business. Nor can we assure you that we will be able to obtain and maintain the other franchises, permits and rights that we require. A sustained and material failure to obtain or maintain these rights could materially adversely affect our business in the affected metropolitan area.



IN LOCAL MARKETS, WE COMPETE AGAINST THE INCUMBENT CARRIER, WHICH HAS A VESTED
  INTEREST IN MAKING IT DIFFICULT TO FOR US TO CONNECT CUSTOMERS TO OUR NETWORK



    In each of the local markets served by our networks, we compete principally with the incumbent carrier in that market.



    The incumbent carriers are already established providers of local telephone services to all or virtually all telephone subscribers within their respective service areas. The physical connections from their premises to those of their customers are expensive and difficult to duplicate. In addition, they have long-standing relationships with regulatory authorities at the federal and state levels.



    It is expensive and difficult for us to switch a new customer to our network because:

    - a potential customer faces switching costs if they decide to become our customers, and



    - we require cooperation from the incumbent carrier.



    We cannot assure you that we will be able to overcome these advantages and compete successfully with the incumbent carriers.



WE MAY FACE COMPETITION IN LOCAL MARKETS FROM NEW ENTRANTS, PUTTING DOWNWARD
  PRESSURE ON PRICES



    We also face competition from potential market entrants, including long distance carriers seeking to enter, reenter or expand entry into the local exchange marketplace such as AT&T, MCI WorldCom and Sprint. This places downward pressure on prices for local telephone service and makes it more difficult for us to achieve operating cash flow. In addition, we expect competition from other companies like ourselves, cable television companies, electric utilities, microwave carriers, wireless telephone system operators and private networks built by large end-users. We cannot assure you that we will be able to compete effectively with these industry participants.



WE FACE COMPETITION IN LONG DISTANCE MARKETS, PUTTING DOWNWARD PRESSURE ON
  PRICES



    We also face intense competition from long distance carriers in the provision of long distance services, which places downward pressure on prices for long distance service and makes it difficult for us to achieve operating cash flow. Although the long distance market is dominated by three major competitors, AT&T, MCI WorldCom and Sprint, hundreds of other companies also compete in the long distance marketplace. We cannot assure you that we will be able to effectively compete with any of these industry participants.



OUR COMPETITION MAY HAVE SUPERIOR RESOURCES



    Many of our current and potential competitors have financial, personnel and other resources, including brand name recognition, substantially greater than those of NEXTLINK.



OUR COMPANY AND INDUSTRY ARE HIGHLY REGULATED, IMPOSING SUBSTANTIAL COMPLIANCE
  COSTS AND RESTRICTING OUR ABILITY TO COMPETE IN OUR TARGET MARKETS



    We are subject to varying degrees of federal, state and local regulation. This regulation imposes substantial compliance costs on us. It also restricts our ability to compete. For example, in each state in which we desire to offer our services, we are required to obtain authorization from the appropriate state commission. We cannot assure you that we will receive authorization for markets to be launched in the future. For more information, see "Regulation."



    The FCC licenses for fixed wireless radio spectrum held by our 50%-owned affiliate, NEXTBAND, are subject to a petition for reconsideration filed by another auction participant. The petition asks the FCC to revoke and reauction NEXTBAND's licenses. Because the matter remains pending, we cannot assure you that the FCC will not grant the petitions and relief sought. Our acquisition of additional high frequency spectrum from WNP remains subject to FCC approval.



THE TECHNOLOGIES THAT WE USE MAY BECOME OBSOLETE, WHICH WOULD LIMIT OR ABILITY
  TO COMPETE EFFECTIVELY



    The telecommunications industry is subject to rapid and significant changes in technology. If we do not replace or upgrade technology and equipment that becomes obsolete, we will be unable to compete effectively because we will not be able to meet the expectations of our customers.



    The following technology and equipment that we use or will use is subject to obsolescence: wireline and wireless transmission technologies, circuit, frame-relay and packet switching technologies and data transmission technologies, including, the Nortel DMS 500 switches, DSL, ATM, frame-relay and IP technologies. In addition, we cannot assure you that the technologies that we choose to invest in will lead to successful implementation of our business plan.



WE MAY BE REQUIRED TO PAY PATENT LICENSING FEES, WHICH WILL DIVERT FUNDS WHICH
  COULD BE USED TO MAKE PAYMENTS ON THE NOTES THAT YOU HOLD



    From time to time we receive requests to consider licensing certain patents held by third parties that may have bearing on our interactive voice response services. Should we be required to pay license fees in the future, such payments, if substantial, could have a material adverse effect on our results of operations.



IF WE LOSE KEY PERSONNEL AND QUALIFIED TECHNICAL STAFF, OUR ABILITY TO MANAGE
  THE DAY-TO-DAY ASPECTS OF OUR COMPLEX NETWORK WILL BE WEAKENED



    We believe that a critical component for our success will be the attraction and retention of qualified professional and technical personnel. If we lose key personnel and qualified technical staff, or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our complex network will be weakened. You should be aware that we face significant competition in the attraction and retention of personnel who possess the skill sets that we seek.



    In addition, our subsidiaries must also develop and retain a large and sophisticated sales force. If our subsidiaries do not develop and retain a large and sophisticated sales force, there will be an adverse effect on our ability to generate revenue and, consequently, our operating cash flow.



CRAIG O. MCCAW, WHO CONTROLS APPROXIMATELY 59% OF NEXTLINK'S VOTING POWER, MAY
  HAVE INTERESTS WHICH ARE ADVERSE TO YOUR INTERESTS



    Craig O. McCaw, primarily through his majority ownership and control of Eagle River Investments, LLC, controls approximately 59% of NEXTLINK's total voting power. Because Mr. McCaw has the ability to control the direction and future operations of NEXTLINK, he may make decisions which are adverse to your interests.



    In addition to his investment in NEXTLINK through Eagle River, Mr. McCaw has significant investments in other communications companies, including Nextel, Teledesic Corporation and INTERNEXT, some of which could compete with us or act as one of our suppliers of certain telecommunications services. You should be aware that we do not have a noncompetition agreement with either Mr. McCaw or Eagle River. Mr. McCaw is not bound by any contracts with NEXTLINK restricting his future sales of our common stock.



THERE IS NO PUBLIC MARKET FOR THE NEW NOTES, SO YOU MAY BE UNABLE TO SELL NEW
  NOTES



    The new notes are new securities for which there is currently no market. Consequently, the new notes will be relatively illiquid, and you may be unable to sell your new notes. We do not intend to apply for listing of the new notes on any securities exchange or for the inclusion of the new notes in any automated quotation system. Accordingly, we cannot assure you that a liquid market for the new notes will develop.



WE MAY FACE ADDITIONAL COST AND OTHER ADVERSE EFFECTS DUE TO YEAR 2000 ISSUES



    To ensure that our computer systems and applications will function properly beyond 1999, we have implemented a year 2000 program. As part of this program, we conducted an inventory of network equipment and enterprise systems that execute primary business processes, such as accounting, service assurance, service delivery, customer service and billing. We cannot be sure that mission critical equipment has not been overlooked.



    Our determinations whether any systems or applications require modification or replacement are based in part on statements made to us by vendors as to the year 2000 compliance of their systems and applications that we use. We will not be able to independently confirm the accuracy or completeness of these vendor representations.



    Telecommunications and data traffic between our customers who are directly connected to one of our networks and parties who are not customers of ours are routed over networks that we do not control. In addition, many of our customers are connected to one of our networks through facilities of the incumbent local exchange carrier. Consequently, our customers may not be able to complete calls or data transmissions if the computer, telecommunications and other systems of outside entities, including local and interexchange carriers and Internet service providers that interchange traffic, are not year 2000 compliant. A failure by some or all of these entities to make their systems year 2000 compliant could create substantial disruptions, which in turn could have a material adverse effect on our operations.

    For further discussion on our year 2000 program, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Impact of Year 2000" in our most recent periodic filing with the Securities and Exchange Commission.



THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS



    Some statements and information contained in this prospectus are not historical facts, but are "forward-looking statements", as such term is defined in the Private Securities Litigation Reform Act of 1995. We wish to caution you that these forward-looking statements are only predictions, and actual events or results may differ materially as a result of risks that we face, including those set forth herein under "Risk Factors." These forward-looking statements can be identified by the use of forward-looking terminology such as "believes", "expects", "plans", "may", "will", "would," "could," "should", or "anticipates" or the negative of these words or other variations of these words or other comparable words, or by discussions of strategy that involve risks and uncertainties. Such forward-looking statements include, but are not limited to:



    - the number of markets we expect to serve by the end of 2000, the expected number of addressable business lines in markets in which we currently provide service and the markets in which we expect to provide service by the end of 2000;



    - our expectations regarding our ability to attract and retain customers;



    - our beliefs regarding certain competitive advantages, including that of our management structure and provisioning processes and systems;



    - our expectation regarding the size of our sales and customer care forces;



    - our belief regarding traffic flow over our networks and the effects and benefits of high capacity networks with broad coverage based on a uniform technology platform;



    - our plans to install additional switches, data networking capabilities such as frame-relay, IP and ATM facilities, high speed technologies such as DSL and wireless technologies;



    - our expectation regarding the development of a national network and the implementation of a national network end-to-end strategy;



    - our anticipated capital expenditures, funding thereof and levels of indebtedness and our expectations regarding additional indebtedness;



    - statements with respect to our Year 2000 project.

                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register this exchange offer. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about NEXTLINK and the new notes offered in this prospectus, you should refer to the registration statement and its exhibits.



    You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We file our SEC materials electronically with the SEC, so you can also review our filings by accessing the web site maintained by the SEC at http:// www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.



    Our principal executive offices are located at 500 108th Avenue N.E., Suite 2200, Bellevue, Washington 98004. Our telephone number is (425) 519-8900.



                             DELIVERY OF PROSPECTUS



    We remind professional securities dealers of their obligation under the securities laws to deliver a copy of this prospectus to anyone who buys new
notes from them until           , 1999, which is the 90th day after the date of
this prospectus. Securities dealers who were initial purchasers of the old notes and are acting as underwriters of unsold allotments have additional prospectus delivery requirements.


                                USE OF PROCEEDS

    NEXTLINK will not receive any cash proceeds from the issuance of the new notes as described in this prospectus. NEXTLINK will receive in exchange old notes in like principal amount. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any change in the indebtedness of NEXTLINK.

                                 CAPITALIZATION

                (Dollars in thousands, except per share amounts)


    The following table sets forth as of September 30, 1998, the actual capitalization of NEXTLINK and the capitalization of NEXTLINK as adjusted to reflect the sale of the old notes. This table should be read in conjunction with the Selected Historical Consolidated Financial and Operating Data included elsewhere in this prospectus, and the audited and unaudited Consolidated Financial Statements and notes thereto included in the 1997 Form 10-KSB and the 1998 Form 10-Qs, each of which is incorporated herein by reference.



                                                                                         AS OF SEPTEMBER 30, 1998
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
Cash, cash equivalents and marketable securities......................................  $  1,176,843  $  1,665,343
Pledged securities(1).................................................................        42,992        42,992
                                                                                        ------------  ------------
    Total.............................................................................  $  1,219,835  $  1,708,335
                                                                                        ------------  ------------
                                                                                        ------------  ------------

Current portion of long-term obligations..............................................  $      2,721  $      2,721
Capital lease obligations, less current portion.......................................        12,183        12,183
12 1/2% Senior Notes due 2006.........................................................       350,000       350,000
9 5/8% Senior Notes due 2007..........................................................       400,000       400,000
9% Senior Notes due 2008..............................................................       334,362       334,362
9.45% Senior Discount notes due 2008..................................................       418,901       418,901
10 3/4% Senior Notes due 2008.........................................................       --            500,000
                                                                                        ------------  ------------
    Total debt........................................................................     1,518,167     2,018,167
                                                                                        ------------  ------------
Redeemable Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, net of issuance costs:
    14% Preferred Shares, 7,009,348 shares issued and outstanding.....................       349,174       349,174
    6 1/2% Cumulative Convertible Preferred Stock, 4,000,000 shares issued and
      outstanding.....................................................................       194,084       194,084
Shareholders' deficit:
  Common Stock, par value $.02 per share, stated at amounts paid in; Class A,
    110,334,000 shares authorized, 20,830,169 issued and outstanding; Class B,
    44,133,600 shares authorized, 33,133,502 shares issued and outstanding(2).........       352,018       352,018
  Deferred compensation...............................................................       (12,894)      (12,894)
  Accumulated deficit.................................................................      (476,952)     (476,952)
                                                                                        ------------  ------------
    Total shareholders' deficit.......................................................      (137,828)     (137,828)
                                                                                        ------------  ------------
    Total capitalization..............................................................  $  1,923,597  $  2,423,597
                                                                                        ------------  ------------
                                                                                        ------------  ------------


---------------------


(1) Pledged U.S. Treasury securities, which represent funds sufficient to provide for payment in full of interest through April 15, 1999 on NEXTLINK's 12 1/2% Senior Notes due April 15, 2006.


(2) Issued and outstanding does not include 7,938,774 and 654,858 shares of Class A Common Stock and Class B Common Stock, respectively, issuable upon exercise of outstanding options.

                                    BUSINESS


    Craig O. McCaw founded NEXTLINK in 1994 and is our largest and controlling shareholder. We provide telephone and other telecommunications and data services to our targeted customer base of small and medium-sized businesses using our own electronics and, where practical, our own network facilities, to route telephone calls and data communications, such as facsimile transmissions, to their final destination. We were one of the first companies to take advantage of the Telecommunications Act of 1996, which opened the market for local telecommunications services to competition. In the language of the 1996 Act, we are referred to as a "competitive local exchange carrier" or "CLEC." We compete in each of our markets principally against the dominant telephone company in that area that had a virtual monopoly on local voice service prior to the entry of CLECs. We offer our customers high quality local, long distance, data and enhanced services at competitive prices. We provide these services individually and as bundled packages, such as a combined package of local and long distance services. We also are developing a national network strategy to enable us to offer our customers complete, end-to-end voice and data communications services over facilities we control.



    We develop and operate high capacity, local fiber optic networks with broad market coverage in a growing number of markets across the United States. We currently operate 23 individual networks of telephone lines and electronics, and provide local, long distance, data and enhanced services in 38 markets in 14 states. We serve larger markets, including New York, Los Angeles, Chicago, Atlanta, the San Francisco Bay Area, Denver, Dallas and Miami, medium-sized markets, such as Salt Lake City and Nashville, and clusters of smaller markets in Orange County, California and central Pennsylvania.



    In the markets where we provide switched local telecommunications services, we offer our customers a bundled package of local and resold long distance services. In these same local markets we also offer customers dedicated transmission lines for their sole use, as well as direct access to our networks to long distance carriers and other end users. Our target customer base within our markets is small and medium-sized businesses, generally those businesses with fewer than 50 telephone lines. Based on consultants' reports, we estimate that as of year end 1997, there were approximately 170 million access lines nationwide, including approximately 55 million business lines.


    Our customer base has been growing rapidly, as the following table demonstrates:


                                                                                                 TOTAL ACCESS LINES
DATE                                                                   MARKETS IN SERVICE             INSTALLED
-------------------------------------------------------------------  -----------------------  -------------------------
December 31, 1996..................................................                 7                     8,511
December 31, 1997..................................................                25                    50,131
December 31, 1998..................................................                37                   174,182

    We have also improved our quarterly rate of access line installations. The following table illustrates this improvement:


                                                                                                  ACCESS LINE
                                                                                                 INSTALLATIONS
PERIOD                                                                                            PER QUARTER
------------------------------------------------------------------------------------------  -----------------------
Fourth Quarter 1996.......................................................................             1,604
Fourth Quarter 1997.......................................................................            19,187
Fourth Quarter 1998.......................................................................            40,075



    Based on our recent successes in operating and expanding our existing networks, as well as new opportunities in other markets, we are pursuing an aggressive growth plan. We intend to develop networks throughout a majority of the nation's top 30 markets and to serve markets with 27 million addressable business lines by the end of 2000. The next phase of our expansion plan includes the launch of switched service in Washington, D.C. and Seattle in the second quarter of 1999. We plan to enter other large and medium-sized markets on a stand-alone basis where economic, competitive and other market factors warrant such entry, and will consider pursuing smaller markets where we can extend or cluster an existing network with relatively little incremental capital.


    Several recent transactions, described in more detail below, have laid the foundation for a substantial expansion of our ability to offer a more customers complete, end-to-end voice and data communications services over our own facilities.


    We believe that a critical factor in the successful implementation of our strategy is the quality of our management team and their extensive experience in the telecommunications industry. NEXTLINK has built a management team that we believe is well suited to challenge the dominant carriers in the local exchange market. Craig O. McCaw, NEXTLINK's founder and largest and controlling shareholder, Steven W. Hooper, NEXTLINK's Chairman of the Board, Wayne M. Perry, NEXTLINK's Vice Chairman and Chief Executive Officer, and George M. Tronsrue III, NEXTLINK's President and Chief Operating Officer, each has 16 or more years of experience in leading companies in competitive segments of the telecommunications industry. In addition, the presidents of NEXTLINK's operating subsidiaries and NEXTLINK's senior officers have an average of 18 years of experience in the telecommunications industry. Mr. Hooper and Mr. Perry were members of the senior management team at McCaw Cellular Communications, Inc. during the years in which it became the nation's largest cellular telephone company. Following McCaw Cellular's sale to AT&T in 1994, Mr. Perry was Vice Chairman of AT&T Wireless Services, Inc. and Mr. Hooper was Chief Executive Officer of AT&T Wireless Services.


BUSINESS STRATEGY


    We have built a customer-focused, locally oriented organization dedicated to providing local and long distance telephone services at competitive prices to small and medium-sized businesses. Our goal is maximize penetration of our targeted customer base and to become a leading provider of end-to-end voice and data communications services.



    - DEVELOP FIBER OPTIC NETWORKS. We build high-capacity local networks in the central business districts of our targeted markets using fiber optic cable bundles, which are capable of carrying high volumes of voice, data, video and Internet traffic as well as other high bandwidth services. This enables us to provide direct connections to a high percentage of commercial buildings and local telephone company switching offices located near our network. We design our networks to maximize the proportion of our traffic that is both originated and terminated on our own networks, to give us higher long-term operating margins. We currently use leased unbundled loop lines from the dominant carrier to connect off-network customers to our network. We are also evaluating wireless connections between our fiber networks and off-net customers as an alternative means to connect those customers to our network.



    - LINK OUR OPERATIONS IN EACH CITY TO ONE ANOTHER. We are developing a national strategy that will link our local networks to each other using our interest in a national fiber optic network that is expected to link 50 cities in the United States and Canada. This network, which is now under construction, is designed to support voice and data services.



    - CONTINUE MARKET EXPANSION. We plan to build our own local facilities-based networks throughout a majority of the nation's top 30 markets and to provide service in markets with a total of 27 million addressable business lines by the end of 2000.



    - DEPLOY ADVANCED TECHNOLOGIES FOR USE IN DATA COMMUNICATIONS.We are developing plans for deploying new technologies which will route data communications to their final destination efficiently and at high speeds. These technologies include Asynchronous Transfer Mode, or ATM, Internet Protocol, or IP frame-relay facilities, and Digital Subscriber Line, or DSL services.



    - CONTINUE TO FOSTER DECENTRALIZED LOCAL MANAGEMENT AND CONTROL. We have recruited experienced entrepreneurs and industry executives as presidents of each of our regional groups of operating subsidiaries, many of whom have previously built and led their own start-up telecommunications businesses. We believe that this local management focus will provide a critical competitive edge in customer acquisition and retention in each market.



    - FOCUS SALE EFFORTS ON SMALL AND MEDIUM-SIZED BUSINESS. We believe that the incumbent local telephone companies are less likely to apply significant resources towards retaining businesses and professional groups that have fewer than 50 access lines, the group on which we currently focus our sales efforts.



    - ASSIGNED CUSTOMER CARE REPRESENTATIVES TO EACH CUSTOMER. We assign a single customer care representative to each customer. Each representative is responsible for solving problems and responding to inquires from their assigned customers.



    - CONTINOUSLY IMPROVE TRANSITIONING OF NEW CUSTOMERS ONTO OUR NETWORK. Because the process of the transitioning a new customer from the incumbent company's network is complex, we continue to identify and implement practices to make the process rapid and seamless, including implementation of a comprehensive information technology platform.



                              RECENT TRANSACTIONS


INTERNEXT


    In July 1998, we announced the formation of INTERNEXT L.L.C. NEXTLINK and Eagle River Investments, L.L.C. each beneficially owns 50% of INTERNEXT. Eagle River is the holding company, owned principally by Craig O. McCaw, that is our largest shareholder. INTERNEXT has entered into a cost sharing agreement with Level 3 Communications, INC. Level 3 is constructing a national fiber optic network that is expected to cover more than 16,000 route miles with six or more conduits and connect 50 cities in the United States and Canada.



    INTERNEXT has an exclusive interest in 24 fibers in a shared, filled conduit throughout this network, and also has an exclusive interest in one empty conduit and the right to 25% of the fibers pulled through the sixth and any additional conduits in the network.



    INTERNEXT has a $700 million commitment under the cost sharing agreement, which is payable largely as segments of the network are built out and accepted by INTERNEXT. INTERNEXT expects the network build-out to occur substantially in years 2000 and 2001. We have guaranteed 50% of the financial obligations of INTERNEXT under the cost sharing agreement. Together with Eagle River, we also have guaranteed the performance of other obligations of INTERNEXT under the cost sharing agreement.


NEXTBAND


    NEXTLINK and Nextel Communications, Inc., a wireless telecommunications company in which Eagle River holds a substantial interest, each owns 50% of NEXTBAND Communications, L.L.C. NEXTBAND acquired high-frequency radio spectrum licenses for 42 markets covering approximately 114 million persons located within the licensed areas through a FCC-sponsored auction. The number of persons located within a licensed area is referred to as "POPs". We have reached an agreement in principle with Nextel to acquire Nextel's 50% interest in NEXTBAND. Nextband's FCC licences are in the Local Multipoint Distribution Service, or LMDS, which is a newly-authorized fixed broadband service that the license holder may deploy for wireless local loop telephony, mobile wireless backhaul services, high-speed data transfer, video broadcasting and videoconferencing, in any combination. We are evaluating means to use our access to NEXTBAND's LMDS spectrum to enhance our ability to connect customers to our fiber rings and to deploy fixed wireless telephony technologies using LMDS spectrum, where we determine that it is cost effective to do so. Our acquisition of Nextel's interest in NEXTBAND will be subject to certain conditions, including approval by the Federal Communications Commission.


ACQUISITION OF WNP COMMUNICATIONS, INC.


    On January 14, 1999, we entered into an agreement to acquire WNP Communications, Inc. for approximately $695 million, payable in cash and our Class A Common Stock. Of this amount, approximately $152.9 million will be paid to the FCC for license fees, including interest thereon. Substantially all of WNP's assets consist of recently-issued LMDS licenses. By acquiring WNP, we will receive 39 A block LMDS wireless licenses covering 98 million POPs and one B block LMDS wireless license covering 16 million POPs. After combining the wireless LMDS licenses that we have agreed to acquire from WNP with the licenses that we own through our interest in NEXTBAND, we will become the largest holder of LMDS wireless spectrum in North America, covering approximately 95 percent of the POPs in the 30 largest markets in the United States. Our acquisition of WNP is subject to certain conditions, including approval by the Federal Communications Commission.


COVAD STRATEGIC ALLIANCE


    On January 4, 1999, we announced a strategic agreement with Covad Communications Group, Inc., a leading provider of high-speed digital communication services using DSL technology. DSL technology is designed to overcome performance bottlenecks of the existing public switched telephone networks by increasing the data carrying capacity of copper telephone lines. Under this agreement, we have invested $20 million in Covad. In addition, Covad will become a preferred provider of DSL services to NEXTLINK. NEXTLINK will also be a preferred provider to Covad for local transport and collocation services for Covad's regional data centers.


MANAGEMENT


    At its meeting on June 4, 1998, our board of directors amended NEXTLINK's bylaws to increase the size of the board from nine to ten persons. At that meeting, our board appointed Gregory J. Parker to fill the new vacancy. Mr. Parker, who is 41 years old, is President of Ampersand Holdings, Inc., a holding company that manages the investments of Wendy P. McCaw. He was a partner of the law firm of Seed, Mackall & Cole LLP from 1990 to 1998, where his practice emphasized financing, capital investment and real estate matters. From 1994 to 1997, he was Managing Partner of the firm. Mr. Parker also is the trustee of The Ampersand Telecom Trust. Ampersand Telecom, LLC owns 9,722,649 shares of our Class B Common Stock. Ampersand Telecom LLC's holdings represent 33% of the outstanding shares of our Class B Common Stock, 18% of the total outstanding shares of our common stock, and 31% of the total voting power of our outstanding common stock. The Ampersand Telecom Trust is the Managing Member of Ampersand Telecom, LLC. The beneficiary of The Ampersand Telecom Trust is Wendy P. McCaw.



    Effective upon approval from our board of directors, Steven W. Hooper, the chairman of our board of directors, will become our chief executive officer. He will replace Wayne Perry, our current chief executive officer and vice chairman, who will retain his position as vice chairman. Mr. Hooper will continue to serve as chairman of our board.



    Effective July 17, 1998, James F. Voelker resigned as President and from our board of directors. Our board of directors elected George M. Tronsrue, III, who had been serving as NEXTLINK's Chief Operating Officer, to the additional office of President, but has not filled the board of directors vacancy resulting from Mr. Voelker's resignation.



    Effective January 21, 1999, Scot Jarvis resigned from our board of directors. At its February 4, 1999 meeting, our board of directors appointed Nicolas Kauser to our board of directors to fill the vacancy created by the resignation of Mr. Jarvis. From 1994 until his recent retirement, Mr. Kauser was Executive Vice President and Chief Technology Officer of AT&T Wireless Services. From 1990 until 1994, Mr. Kauser was Chief Technology Officer of McCaw Cellular, which merged with AT&T Wireless in 1994.

                                   REGULATION



    The federal Telecommunications Act of 1996 opened local telephone markets to competition from companies like NEXTLINK. Prior to that time, states typically granted an exclusive franchise in each local service area to a single dominant carrier-- often a former subsidiary of AT&T known as a "Baby Bell"--which owned and operated the entire local exchange network. The 1996 Act preserved state and local jurisdiction over many aspects of local telephone service, and, as a result, NEXTLINK is subject to varying degrees of federal, state and local regulation. FCC and state regulators, and other legislative or judicial initiatives relating to the telecommunications industry, could help or hinder our business.



    We are not currently required to obtain FCC authorization for the installation, acquisition or operation of our wireline network facilities. We are required to hold and we have obtained FCC authorizations for the operation of our wireless facilities. In each state in which we desire to offer our services, we also must first obtain authorization from the appropriate state commission. Although we currently hold the required state authorizations in each of our operational markets, we can't be certain that we will receive the necessary state authorizations for markets to be launched in the future.



    Unlike the incumbent carriers, we are not currently subject to price cap or rate of return regulation, which leaves us more free to set our own pricing policies. The FCC requires us to file interstate tariffs on an ongoing basis for interstate and international interexchange traffic. An FCC order that would have exempted us from any requirement to file tariffs for interstate access and domestic long distance service has been stayed pending further judicial review, and, as a result, we currently file tariffs for these services. Our intrastate services are also generally subject to state certification and tariff or price list filing requirements.



    The 1996 Act gave the FCC significant responsibility for its implementation, especially in the areas of universal service, access charges, numbering, number portability and price caps. The details of the rules adopted by the FCC, and the extent to which they are upheld by the courts reviewing the FCC's rules, will have a significant effect on when and to what extent barriers to competition in local services are removed. For example, the FCC has the power to grant incumbent carriers increased flexibility to enable them to reduce prices for special access, private line services and advanced telecommunications services.



    The 1996 Act provides incentives to most of the incumbent carriers to enter into interconnection agreements with carriers like NEXTLINK. We need interconnection agreements to gain access to the incumbent carriers' networks. Although we have interconnection agreements in all of our currently operational markets, we can't be certain that incumbent carriers in new markets we seek to enter will negotiate quickly with us or that any resulting agreements will be on terms favorable to us.

    The incumbent carriers have frequently resorted to litigation in an attempt to obtain the benefits of these incentives without offering consumers and competitors like NEXTLINK the full benefits intended by the 1996 Act. For example, in September 1998, the FCC ruled that certain incumbent carrier "teaming" arrangements with long distance carriers, which would have allowed incumbent carriers to offer a form of "one stop shopping" in competition with NEXTLINK's combined local and long distance offerings, violated the 1996 Act. In response, the incumbent carriers have filed petitions with the United States Court of Appeals for the District of Columbia seeking to overturn this ruling. If this FCC's ruling is reversed by the courts, one of our current competitive advantages would be undermined.



    In January 1999, the U.S. Supreme Court upheld key provisions of the FCC rules implementing the 1996 Act, in a decision that was generally favorable to competitive telephone companies like NEXTLINK. In two earlier decisions, the United States Court of Appeals for the Eighth Circuit had invalidated these rules. The Supreme Court's decision reinstated all but one of the FCC rules invalidated by the Eighth Circuit. The Supreme Court held that the FCC has general jurisdiction to implement the 1996 Act's local competition provisions, including pricing and enforcement jurisdiction. Significantly, the Court upheld that the FCC's "pick and choose" rule, which allows competitors to choose which provisions of other carriers' interconnection agreements they wish to incorporate in their own interconnection agreements with that incumbent carrier.



    A key provision of the 1996 Act requires incumbent carriers to make elements of their networks available to competing carriers like NEXTLINK at reasonable rates. The Supreme Court broadly affirmed these provisions, but held that the FCC did not correctly determine precisely which network elements must be unbundled and made available to competitors like NEXTLINK. This ruling cast existing interconnection agreements in doubt when some incumbent carriers stated that they would no longer make elements of their networks available until the FCC clarified which elements they must offer to competitors. These incumbent carriers subsequently assured FCC officials that they would continue to provide currently available network elements to their competitors and continue to negotiate new interconnection agreements in good faith.



    Until the FCC adopts new rules complying with the Supreme Court's decision, competitors like NEXTLINK will need to rely to a great extent on the continued good faith of the incumbent carriers, rather than express regulatory rights, to obtain new interconnection agreements and network elements.



    The Supreme Court decision did not address or resolve the incumbent carriers' challenge to the FCC's forward-looking pricing methodology for unbundled network elements. The incumbent carriers have challenged this methodology, claiming that any correct procedure would take into account historical costs. If the incumbent carriers succeed in this contention, we would have to pay more to purchase network elements, which could significantly increase our cost of doing business.

                               THE EXCHANGE OFFER



BACKGROUND



    NEXTLINK originally sold the outstanding 10 3/4% Senior Notes due 2008 on November 12, 1998 in a transaction exempt from the registration requirements of the Securities Act. Salomon Smith Barney Inc., as the initial purchaser, subsequently resold the notes to qualified institutional buyers in reliance on Rule 144A and under Regulation S under the Securities Act. As of the date of this prospectus, $500.0 million aggregate principal amount of unregistered notes are outstanding.



    NEXTLINK and Salomon Smith Barney Inc. entered into a registration rights agreement under which NEXTLINK agreed that it would, at its own cost,



    - file an exchange offer registration statement under the Securities Act within 90 days after November 12, 1998, the original issue date of the old notes, and



    - use its reasonable best efforts to cause the exchange offer registration statement to become effective under the Securities Act at the earliest possible time, but no later than 120 days following November 12, 1998.



    The summary in this prospectus of provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.



RESALE OF THE NEW NOTES



    Based on no-action letters issued by the staff of the Securities and Exchange Commission to third parties, NEXTLINK believes that a holder of old notes, but not a holder who is an affiliate of NEXTLINK within the meaning of Rule 405 of the Securities Act, who exchanges old notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is an affiliate of NEXTLINK within the meaning of Rule 405 of the Securities Act. NEXTLINK also believes that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.



    Any holder of old notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired old notes directly from NEXTLINK, but not as a result of market-making activities or other trading activities. Consequently, the holder must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

    Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by the broker-dealer as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with the resale of new notes received in exchange for old notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended from time to time, in connection with resales of new notes it receives in exchange for old notes in the exchange offer. NEXTLINK will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 30 days after the expiration date of the exchange offer. See "Plan of Distribution".



    Each holder of the old notes who wishes to exchange old notes for new notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such old notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:



    - the new notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business,



    - neither the holder nor any beneficial owner is an affiliate, as defined in Rule 405 of the Securities Act, of NEXTLINK or any of its subsidiaries,



    - any person participating in the exchange offer with the intention or purpose of distributing new notes received in exchange for old notes, including a broker-dealer that acquired old notes directly from NEXTLINK, but not as a result of market-making activities or other trading activities cannot rely on the no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the new notes acquired by such person,



    - if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the new notes received in exchange for old notes, and



    - if the holder is a broker-dealer that will receive new notes for the holder's own account in exchange for old notes, the old notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes received in the exchange offer. However, by so representing and acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

SHELF REGISTRATION STATEMENT



    If applicable law or interpretations of the staff of the SEC are changed so that the new notes received by holders who make all of the above representations in the letter of transmittal are not or would not be, upon receipt, transferrable by each such holder without restriction under the Securities Act, NEXTLINK will, at its cost:



    - file a shelf registration statement covering resales of the old notes,



    - use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act at the earliest possible time, but no later than 120 days after November 12, 1998, and



    - use its reasonable best efforts to keep effective the shelf registration statement until the earlier of two years after November 12, 1998 or the time when all of the applicable old notes are no longer outstanding.



    NEXTLINK will, if and when it files the shelf registration statement, provide to each holder of the old notes copies of the prospectus which is a part of the shelf registration statement, notify each holder when the shelf registration statement has become effective and take other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the shelf registration statement generally must be named as a selling security-holder in the related prospectus and must deliver a prospectus to purchasers, will be subject to civil liability provisions under the Securities Act in connection with these sales and will be bound by the provisions of the registration rights agreement which are applicable to the holder, including certain indemnification obligations. In addition, each holder of old notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its old notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages described below.



INCREASE IN INTEREST RATE



    If NEXTLINK is required to file the shelf registration statement and



    (1) either



    - the shelf registration statement has not become effective or been declared effective on or before the 120th calendar day following November 12, 1998, or



    - the shelf registration statement has been declared effective and such shelf registration statement ceases to be effective, except as specifically permitted in the registration rights agreement, without being succeeded promptly by an additional registration statement filed and declared effective, or

    (2) the shelf registration statement has not become effective or been declared effective on or before the 165th day after November 12, 1998, the interest rate borne by the old notes will be increased in accordance with the following table:



                                                                              INITIAL INCREASE
                         EVENT                                                IN INTEREST RATE
--------------------------------------------------------  --------------------------------------------------------
1.  Shelf registration statement not declared effective   0.5% per annum following this 120 day period, determined
    on or prior to 120th day following November 12, 1998  daily, from the date of the event, until the date it is
    or shelf registration statement ceases to be          cured.
    effective
2.  Shelf registration statement has not become           Additional 0.25% for each subsequent 90 day period
    effective or been declared effective on or before
    the 165th day after November 12, 1998



    However, in no event will the interest rate borne by the outstanding notes be increased by an aggregate of more than 1.0%.



    The sole remedy available to the holders of the old notes will be the immediate assessment of cash interest on the old notes as described above. Any amounts of additional interest due as described above will be payable in cash on the same interest payments dates as the old notes.



TERMS OF THE EXCHANGE OFFER



    Upon the exchange offer registration statement being declared effective, NEXTLINK will offer the new notes in exchange for surrender of the old notes. NEXTLINK will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date notice of the exchange offer is mailed to the holders of the old notes.



    Upon the terms and subject to the conditions contained in this prospectus and in the letter of transmittal which accompanies this prospectus, NEXTLINK will accept any and all old notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. NEXTLINK will issue an equal principal amount of new notes in exchange for the principal amount of old notes accepted in the exchange offer. Holders may tender some or all of their old notes under the exchange offer. Old notes may be tendered only in integral multiples of $1,000.



    The form and terms of the new notes will be the same as the form and terms of the old notes except that:



    (1) the new notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer, and



    (2) the new notes will not contain certain terms providing for an increase in the interest rate on the old notes under specific circumstances which are described in the registration rights agreement.

The new notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture governing the old notes.



    In connection with the exchange offer, holders of old notes do not have any appraisal or dissenters' rights under law or the indenture governing the old notes. NEXTLINK intends to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission related to such offers.



    NEXTLINK shall be deemed to have accepted validly tendered old notes when, as and if NEXTLINK has given oral or written notice of acceptance to United States Trust Company, exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving the new notes from NEXTLINK.



    If any tendered old notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events specified in this prospectus or if old notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted old notes will be returned without expense to the tendering holder. If old notes were tendered by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, these non-exchanged old notes will be credited to an account maintained with The Depositary Trust Company as promptly as practicable after the expiration date of the exchange offer.



    NEXTLINK will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses." Holders who tender old notes in the exchange offer will therefore not need to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes in the exchange offer.



EXPIRATION DATE; EXTENSIONS; AMENDMENTS



    The expiration date of the exchange offer is 5:00 p.m., New York City time,
on              , 1999, unless NEXTLINK, in its reasonable discretion, extends the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.



    In order to extend the exchange offer, NEXTLINK will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.



    NEXTLINK reserves the right, in its reasonable discretion:



    - to delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if, in its reasonable judgement, any of the conditions described below under "--Conditions" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent, or



    - to amend the terms of the exchange offer in any manner.



    NEXTLINK will promptly announce any such event making a timely release to Dow Jones News Service and may or may not do so by other means as well.



PROCEDURES FOR TENDERING



    You may tender your own old notes in the exchange offer. To tender in the exchange offer, a holder must do the following:



    - complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal,



    - have the signatures thereon guaranteed if required by the letter of transmittal, and



    - except as discussed in "--Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the old notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.



    The exchange agent must receive the old notes, a completed letter of transmittal and all other required documents at the address listed below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your old notes by using the book-entry transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.



    The Depository Trust Company has authorized its participants that hold old notes on behalf of beneficial owners of old notes through The Depository Trust Company to tender their old notes as if they were holders. To effect a tender of old notes, The Depository Trust Company participants should either:



    (1) complete and sign the letter of transmittal (or a manually signed facsimile of the letter), have the signature thereon guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal (or the manually signed facsimile) to the exchange agent according to the procedure described in "Procedures for Tendering" or



    (2) transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer its described in "--Book-Entry Transfer."



    By tendering, each holder will make the representations contained in the fourth paragraph above under the heading "--Resale of the New Notes." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution."



    The tender by a holder and the acceptance of the tender by NEXTLINK will constitute the agreement between the holder and NEXTLINK set forth in this prospectus and in the letter of transmittal.



    THE METHOD OF DELIVERY OF OLD NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, HOLDERS SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD NOTES OR BOOK-ENTRY CONFIRMATION SHOULD BE SENT TO NEXTLINK. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS ON THEIR BEHALF.



    Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. See "Instructions to Registered Holder and/or Book-Entry Transfer Facility Participant from Beneficial Owner" included with the letter of transmittal. If the beneficial owner wishes to tender on his own behalf, such owner must, prior to completing and executing the letter of transmittal and delivering such beneficial owner's old notes, either make appropriate arrangements to register ownership of the old notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.



    Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution (within the meaning of Rule 17A d-5 under the Exchange Act) unless the old notes are tendered:



    - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or



    - for the account of an eligible guarantor institution.



    If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.



    If a letter of transmittal is signed by a person other than the registered holder of any old notes listed in the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the old notes.

    If a letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by NEXTLINK, evidence satisfactory to NEXTLINK of their authority to so act must be submitted with the letter of transmittal.



    Promptly after the date of this prospectus, the exchange agent will establish a new account or utilize an existing account with respect to the old notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment of the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with that facility's procedures. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed or an agent's message with any required signature guarantee and all other required documents the exchange agent at its address listed below on or before the expiration date of the exchange offer, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.



    The term "agent's message" means a message transmitted by The Depositary Trust Company to, and received by, the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the old notes stating:



    - the aggregate principal amount of old notes which have been tendered by such participant,



    - that such participant has received and agrees to be bound by the term of the letter of transmittal and



    - that NEXTLINK may enforce such agreement against the participant.



    All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered old notes and withdrawal of tendered old notes will be determined by NEXTLINK in its sole discretion, which determination will be final and binding. NEXTLINK reserves the absolute right to reject any and all old notes not properly tendered or any old notes NEXTLINK's acceptance of which would, in the opinion of counsel for NEXTLINK, be unlawful. NEXTLINK also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. NEXTLINK's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a period of time that NEXTLINK shall determine.

Neither NEXTLINK, the exchange agent nor any other person shall incur any liability for failure to give notice of any defect or irregularity with respect to any tender of old notes. Tenders of old notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.



GUARANTEED DELIVERY PROCEDURES



    A holder who wishes to tender its old notes and:



        - whose old notes are not immediately available,



        - who cannot deliver the holder's old notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date, or



        - who cannot complete the procedures for book-entry transfer, before the expiration date,



    may effect a tender if:



        - the tender is made through an eligible guarantor institution,



        - before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery, the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimiles thereof) together with the certificate(s) representing the old notes (or a confirmation of book-entry transfer of the old notes into the exchange agent's account at the book-entry transfer facility), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and



        - the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered old notes in proper form for transfer or a confirmation of book-entry transfer of such old notes into the exchange agent's account at the book-entry transfer facility, and all other documents required by the letter of transmittal.

WITHDRAWAL OF TENDERS



    Except as otherwise provided in this prospectus, tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.



    To withdraw a tender of old notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the trustee at its address set forth below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:



    - specify the name of the person having deposited the old notes to be withdrawn,



    - identify the old notes to be withdrawn including the certificate number(s) and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited and otherwise comply with the procedures of the transfer agent,



    - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and



    - specify the name in which any such old notes are to be registered, if different from that of the person who deposited the notes.



    If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, before the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.



    All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by NEXTLINK, whose determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued, unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

CONDITIONS



    Despite any other term of the exchange offer, NEXTLINK shall not be required to accept for exchange, or exchange new notes for, any old notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the old notes, if:



    (1) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in the reasonable judgment of NEXTLINK, might materially impair the ability of NEXTLINK to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to NEXTLINK, or any material adverse development has occurred in any existing action or proceeding with respect to NEXTLINK or any of its subsidiaries;



    (2) any change, or any development involving a prospective change, in the business or financial affairs of NEXTLINK or any of its subsidiaries has occurred which, in the reasonable judgment of NEXTLINK, might materially impair the ability of NEXTLINK to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to NEXTLINK;



    (3) any law, statute, rule or regulation is proposed, adopted or enacted, which in the reasonable judgment of NEXTLINK, might materially impair the ability of NEXTLINK to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to NEXTLINK; or



    (4) any governmental approval has not been obtained, which approval NEXTLINK shall, in its reasonable discretion, deem necessary for the consummation for the exchange offer as contemplated by this prospectus.



    The conditions listed above are for the sole benefit of NEXTLINK and may be asserted by NEXTLINK regardless of the circumstances giving rise to any of these conditions. NEXTLINK may waive these conditions in its reasonable discretion in whole or in part at any time and from time to time. The failure by NEXTLINK at any time to exercise any of the above rights shall not be deemed a waiver of such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.



    If NEXTLINK determines in its reasonable discretion that any of the conditions are not satisfied, NEXTLINK may:



    (1) refuse to accept any old notes and return all tendered old notes to the tendering holders,



    (2) extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these old notes (See "--Withdrawal of Tenders" above) or

    (3) waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes which have not been withdrawn. If this waiver constitutes a material change to the exchange offer, NEXTLINK will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders. NEXTLINK will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.



EXCHANGE AGENT



    United States Trust Company has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to United States Trust Company addressed as follows:



                         For Information by Telephone:
                                (212) 8952-1664



                     By Hand or Overnight Delivery Service:
                          United States Trust Company
                              114 West 47th Street
                            New York, New York 10036
                          Attention: Patricia Stermer,
                             Reorganization Section
                           By Facsimile Transmission:
                                 (212) 852-1625
                            (Telephone Confirmation)
                                 (212) 852-1664



    United States Trust Company also acts as trustee under the indenture governing the notes.



FEES AND EXPENSES



    NEXTLINK will bear the expenses of soliciting tenders. NEXTLINK has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. NEXTLINK, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with providing the services.



    The cash expenses to be incurred in connection with the exchange offer will be paid by NEXTLINK. Such expenses include fees and expenses of United States Trust

Company as exchange agent and as trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.



ACCOUNTING TREATMENT



    The new notes will be recorded at the same carrying value as the old notes as reflected in NEXTLINK's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by NEXTLINK. The expenses of the exchange offer and the unamortized expenses related to the issuance of the old notes will be amortized over the term of the notes.



CONSEQUENCES OF FAILURE TO EXCHANGE



    Holders of old notes who are eligible to participate in the exchange offer but who do not tender their old notes will not have any further registration rights, and their old notes will continue to be subject to restrictions on transfer. Accordingly, such old notes may be resold only:



    - to NEXTLINK, upon redemption of these notes or otherwise,



    - so long as the old notes are eligible for resale pursuant to Rule 144A under the Securities Act, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A,



    - in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to NEXTLINK,



    - outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, or



    - under to an effective registration statement under the Securities Act,



in each case in accordance with any applicable securities laws of any state of the United States.



REGULATORY APPROVALS



    NEXTLINK does not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.



OTHER



    Participation in the exchange offer is voluntary and holders of old notes should carefully consider whether to accept the terms and condition of this offer. Holders of the old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

                            DESCRIPTION OF THE NOTES


    The new notes, like the old notes, will be issued under the indenture, dated November 12, 1998, between NEXTLINK and United States Trust Company, as trustee. The new notes are the same as the old notes except that the new notes


    - will not bear legends restricting their transfer and

    - will not contain certain terms providing for an increase in the interest rate under the circumstances described in the registration rights agreement.

    The indenture and its associated documents contain the full legal text of the matters described in this section. A copy of the indenture has been filed with the commission as part of our Registration Statement. See "Where You Can Find More Information" on page ii for information on how to obtain a copy.


    Because this section is a summary, it does not describe every aspect of the notes. This summary is subject to and qualified in its entirety by reference to all the provisions of the indenture, including definitions of some terms used in the indenture. For example, in this section we use capitalized words to signify defined terms that have been given special meaning in the indenture. We describe the meaning for only the more important terms, under "Definitions". We also include references in parentheses to certain sections of the indenture. Whenever we refer to particular sections or defined terms of the indenture in this prospectus, these sections or defined terms are incorporated by reference into this prospectus.



    In this description of notes, the term "NEXTLINK" refers to NEXTLINK Communications, Inc. and does not include its subsidiaries except for purposes of financial data determined on a consolidated basis.



BRIEF DESCRIPTION OF THE NOTES



    These notes:


    - will be senior obligations of NEXTLINK;

    - will be limited to $500 million aggregate principal amount;

    - will mature on November 15, 2008; and

    - will bear interest at the rate of 10 3/4% per annum.

    Interest will be paid semi-annually on May 15 and November 15 of each year, commencing May 15, 1999, to the registered holder at the close of business on the preceding May 1 or November 1.

    Interest on the notes will be computed on the basis of a 360 day year of twelve 30 day months. (Section 301, 307 and 310)

METHODS OF RECEIVING PAYMENTS ON THE NOTES


    NEXTLINK will pay interest, principal and any other money due on the notes at the corporate trust office of the trustee in New York City. That office is currently located at 114 West 47th Street, New York, New York 10036. You must make arrangements to have your payments picked up at or wired from that office. NEXTLINK may also choose to pay interest by mailing checks. (Section301, 305 and
1002)

    The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. (Section302) You will not be required to pay a service charge to transfer or exchange notes, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. (Section305)

RANKING

    The notes:

    - will be senior obligations of NEXTLINK;


    - will rank equally in right of payment with all existing and future senior obligations of NEXTLINK, including the 9% Notes, the 9 5/8% Notes, the 12 1/2% Notes and the 9.45% Notes; and


    - will rank senior in right of payment to all future subordinated obligations of NEXTLINK.

    Holders of secured obligations of NEXTLINK will, however, have claims that are prior to the claims of the holders of the notes with respect to the assets securing those other obligations.


    NEXTLINK's principal operations are conducted through its Subsidiaries, and NEXTLINK is therefore dependent upon the cash flow of its Subsidiaries to meet its obligations. NEXTLINK's Subsidiaries will have no obligation to guarantee or otherwise pay amounts due under the notes. Therefore, the notes will be effectively subordinated to all indebtedness and other liabilities and commitments, including trade payables, of NEXTLINK's Subsidiaries. Any right of NEXTLINK to receive assets of any Subsidiary upon any liquidation or reorganization of that Subsidiary (and the consequent right of holders of the notes to participate in those assets) will be effectively subordinated to the claims of the Subsidiary's creditors, except to the extent that NEXTLINK itself is recognized as a creditor of the Subsidiary. See "Risk Factors--the notes that you hold are structurally subordinated to the obligations of our subsidiaries."


    As of September 30, 1998, on a pro forma basis after giving effect to the sale of the old notes:

    - the total amount of outstanding consolidated liabilities of NEXTLINK and its Subsidiaries, including trade payables, would have been approximately

      $2,120.7 million, of which $14.2 million would have been secured obligations. This does not include, however the 12 1/2% Notes, which are secured by a pledge of $43.0 million of U.S. Treasury securities as of September 30, 1998; and


    - the total amount of outstanding liabilities of NEXTLINK's Subsidiaries, including trade payables, would have been $60.2 million, of which $11.7 million would have been secured obligations.


    For more information, see "Description of Other Indebtedness" and "Selected Historical Consolidated Financial and Operating Data."


OPTIONAL REDEMPTION


    NEXTLINK may opt to redeem the notes, in whole or in part, at any time on or after November 15, 2003. If NEXTLINK chooses this optional redemption, it is required to mail a notice of the redemption not less than 30 and not more than 60 days after the redemption to each holder of notes to be redeemed at this holders address as it appears in the Note Register


YEAR                                                                      REDEMPTION PRICE
------------------------------------------------------------------------  ----------------
2003....................................................................        105.375%
2004....................................................................        103.583%
2005....................................................................        101.792%
2006 and thereafter.....................................................        100.000%


    The prices are expressed as percentages of the principal amount.


(SectionSection 203, 1101, 1105 and 1107)


    NEXTLINK may only redeem the notes in amounts of $1,000 principal amount or an integral multiple of $1,000 at a redemption price of 112.750% of their principal amount plus accrued and unpaid interest before November 15, 2003, if, on or before November 2001, NEXTLINK receives net proceeds from a sale of its Common Equity.



    If, in addition:



    - at least 66 2/3% of the original aggregate principal amount of the note remains outstanding after the redemption; and



    - the redemption occurs on a redemption date within 90 days of the sale and NEXTLINK mails not less than 30 and not more than 60 days after the redemption a notice to each holder of notes to be redeemed



    NEXTLINK may opt to use all or a portion of any such net proceeds to redeem notes in a principal amount of up to 33 1/2% of the original principal amount of the notes.



    If less than all the notes are to be redeemed, the trustee shall select the particular notes to be redeemed or any portion thereof that is an integral multiple of $1,000. The trustee shall make this selection on a pro rata basis, by lot or by such other method as it shall deem fair and appropriate.

MANDATORY REDEMPTION; SINKING FUND



    Except as described under "Covenants--Limitation on Asset Dispositions" and "Covenants--Change of Control" below, NEXTLINK is not required to purchase or make mandatory redemption payments or sinking fund payments with respect to the notes.


COVENANTS


    In the indenture, NEXTLINK agreed to certain restrictions that limit its and its Restricted Subsidiaries' ability to:



       (1) Incur additional Debt;



       (2) issue Preferred Stock;



       (3) pay dividends, acquire shares of Capital Stock of NEXTLINK, make Investments or redeem Debt of NEXTLINK which is subordinate in right of payment to the notes;



       (4) restrict the ability of any Restricted Subsidiary to pay dividends, to make loans or advances to NEXTLINK or any other Restricted Subsidiary or to transfer any of its property or assets to NEXTLINK or any other Restricted Subsidiary;



       (5) create liens;



       (6) engage in sale-leaseback transactions;



       (7) make Asset Dispositions;



       (8) issue or sell shares of Capital Stock of Restricted Subsidiaries; and



       (9) enter into transactions with Affiliates and Related Persons.



    In addition, if a Change of Control occurs, each holder of notes will have the right to require NEXTLINK to repurchase all or part of such holder's notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. The above limitations are "restrictive covenants" that are promises that we make to you about how we will run our business, or business actions that we promise not to take. A more detailed description of the restrictive covenants and the exceptions to them follows below.



    LIMITATION ON CONSOLIDATED INDEBTEDNESS


    NEXTLINK may not, and may not permit any Restricted Subsidiary to, Incur any Debt unless either:


    (1) the ratio of



       (a) the aggregate consolidated principal amount of Debt of NEXTLINK outstanding as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt and any other Debt Incurred since such balance sheet date and the receipt and application of the proceeds thereof to



       (b) Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters next preceding the Incurrence of such Debt for which consolidated financial statements are available, determined on a pro forma basis as if



              (x) any such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;



              (y) the net income (or loss) for such period of any Person or related to any assets disposed of by NEXTLINK or a Restricted Subsidiary prior to the end of such period had been excluded from Consolidated Net Income; and



              (z) the net income (or loss) for such period of any Person or related to any assets acquired by NEXTLINK or any Restricted Subsidiary prior to the end of such period had been included in Consolidated Net Income;


       would be less than 5.5 to 1 for such four quarter periods ending on or prior to December 31, 1999 and 5.0 to 1 for such periods ending thereafter; or


    (2) NEXTLINK's Consolidated Capital Ratio as of the most recent available quarterly or annual balance sheet, after giving pro forma effect to the Incurrence of such Debt, any issuance of capital stock (other than Disqualified Stock) since such balance sheet date, any increase in paid-in-capital (other than in respect of Disqualified Stock) since such balance sheet date and the Incurrence of any other Debt since such balance sheet date and the receipt and application of the proceeds thereof, is less than 2.0 to 1.


    Notwithstanding the foregoing limitation, NEXTLINK and any Restricted Subsidiary may Incur the following:


    (1) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities in an aggregate principal amount at any one time not to exceed the greater of (a) $175 million and (b) 85% of the Eligible Receivables, and any renewal, extension, refinancing or refunding thereof in an amount which, together with any principal amount remaining outstanding or available under all Bank Credit Agreements and Vendor Financing Facilities of NEXTLINK and its Restricted Subsidiaries, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of any Bank Credit Agreement so refinanced plus the amount of expenses incurred in connection with such refinancing, does not exceed the aggregate principal amount outstanding or available under all such Bank Credit Agreements and Vendor Financing Facilities of NEXTLINK and its Restricted Subsidiaries immediately prior to such renewal, extension, refinancing or refunding;

    (2) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;


    (3) Debt owed by NEXTLINK to any Restricted Subsidiary of NEXTLINK or Debt owed by a Restricted Subsidiary to NEXTLINK or a Restricted Subsidiary of NEXTLINK; provided, however, that upon either (a) the transfer or other disposition by such Restricted Subsidiary or NEXTLINK of any Debt so permitted to a Person other than NEXTLINK or another Restricted Subsidiary of NEXTLINK or (b) the issuance (other than directors' qualifying shares), sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary, as a result of which the obligor of such Debt ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition;



    (4) Debt Incurred to renew, extend, refinance or refund (each, a "refinancing") Debt outstanding at the date of the indenture or incurred pursuant to the preceding paragraph or clause (2) of this paragraph or the notes in an aggregate principal amount not to exceed the aggregate principal amount of and accrued interest on the Debt so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt so refinanced or the amount of any premium reasonably determined by NEXTLINK as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of NEXTLINK incurred in connection with such refinancing; provided, however, that Debt the proceeds of which are used to refinance the notes or Debt which is pari passu to the notes or debt which is subordinate in right of payment to the notes shall only be permitted if (a) in the case of any refinancing of the notes or Debt which is pari passu to the notes, the refinancing Debt is made pari passu to the notes or subordinated to the notes, and, in the case of any refinancing of Debt which is subordinated to the notes, the refinancing Debt constitutes Subordinated Debt and (b) in either case, the refinancing Debt by its terms, or by the terms of any agreement or instrument pursuant to which such Debt is issued, (x) does not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon any event of default thereunder), in each case prior to the time the same are required by the terms of the Debt being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK) of such debt at the option of the holder thereof prior to the final stated maturity of the Debt being refinanced, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by NEXTLINK) which is conditioned upon a change substantially similar to those described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions".

    (5) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;


    (6) Debt outstanding under the notes;



    (7) Subordinated Debt invested by (a) a group of employees of NEXTLINK, which includes the Chief Executive Officer of NEXTLINK, who own, directly or indirectly, through an employee stock ownership plan or arrangement, shares of NEXTLINK's Capital Stock or (b) any other Person that controls NEXTLINK (x) on the Issue Date or (y) after a Change of Control, provided that NEXTLINK is not in default with respect to its obligations described under "--Change of Control" below;


    (8) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of NEXTLINK or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and

    (9) Debt not otherwise permitted to be Incurred pursuant to clauses (1) through (8) above, which, together with any other outstanding Debt Incurred pursuant to this clause (9), has an aggregate principal amount or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence not in excess of $10 million at any time outstanding.


    For purposes of determining compliance with this "Limitation on Consolidated Debt" covenant, if an item of Debt meets the criteria of more than one of the types of Debt NEXTLINK is permitted to incur pursuant to the foregoing clauses
(1) through (9) or the first unnumbered paragraph of this "Limitation on Consolidated Indebtedness," NEXTLINK shall have the right, in its sole discretion, to classify such item of Debt and shall only be required to include the amount and type of such Debt under the clause or paragraph permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt otherwise included in the determination of a particular amount shall not be included. (Section 1007)

    LIMITATION ON DEBT AND PREFERRED STOCK OF RESTRICTED SUBSIDIARIES

    NEXTLINK may not permit any Restricted Subsidiary (other than a Restricted Subsidiary that has fully and unconditionally Guaranteed the notes on an unsubordinated basis) to Incur or suffer to exist any Debt or issue any Preferred Stock except:

    (1) Debt or Preferred Stock outstanding on the date of the Indenture after giving effect to the application of the proceeds of the notes;

    (2) Debt Incurred or Preferred Stock issued to and held by NEXTLINK or a Restricted Subsidiary of NEXTLINK (provided that such Debt or Preferred Stock is at all times held by NEXTLINK or a Restricted Subsidiary of NEXTLINK);


    (3) Debt Incurred or Preferred Stock issued by a Person prior to the time



       (a) such Person became a Restricted Subsidiary of NEXTLINK,



       (b) such Person merges into or consolidates with a Restricted Subsidiary of NEXTLINK or



       (c) another Restricted Subsidiary of NEXTLINK merges into or consolidates with such Person (in a transaction in which such Person becomes a Restricted Subsidiary of NEXTLINK), which Debt or Preferred Stock was not Incurred or issued in anticipation of such transaction and was outstanding prior to such transaction;


    (4) Debt consisting of Permitted Interest Rate and Currency Protection Agreements;

    (5) Debt or Preferred Stock of a Joint Venture;

    (6) Debt under any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (1) of the "--Limitation on Consolidated Indebtedness";

    (7) Debt consisting of Guarantees of the Notes;

    (8) Debt or Preferred Stock which is exchanged for, or the proceeds of which are used to refinance, refund or redeem, any Debt or Preferred Stock permitted to be outstanding pursuant to clauses (1), (3) and (9) hereof (or any extension or renewal thereof) (for purposes hereof, a "refinancing"), in an aggregate principal amount, in the case of Debt, or with an aggregate liquidation preference, in the case of Preferred Stock, not to exceed the aggregate principal amount of the Debt so refinanced or the aggregate liquidation preference of the Preferred Stock so refinanced, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Debt or Preferred Stock so refinanced or the amount of any premium reasonably determined by NEXTLINK as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the amount of expenses of NEXTLINK and the Restricted Subsidiary incurred in connection therewith and provided the Debt or Preferred Stock incurred or issued upon such refinancing by its terms, or by the terms of any agreement or instrument pursuant to which such Debt or Preferred Stock is Incurred or issued, (x) does not provide for payments of principal or liquidation value at the stated maturity of such Debt or Preferred Stock or by way of a sinking fund applicable to such Debt or Preferred Stock or by way of any mandatory redemption, defeasance, retirement or repurchase of such Debt or Preferred Stock by NEXTLINK or any Restricted Subsidiary of NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but excluding any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the time the same are required by the terms of the Debt or Preferred Stock being refinanced and (y) does not permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK or a Restricted Subsidiary) of such Debt or Preferred Stock at the option of the holder thereof prior to the stated maturity of the Debt or Preferred Stock being refinanced, other than a redemption or other retirement at the option of the holder of such Debt or Preferred Stock (including pursuant to an offer to purchase made by NEXTLINK or a Restricted Subsidiary) which is conditioned upon the change of control of NEXTLINK pursuant to provisions substantially similar to those contained in the Indenture described under "--Change of Control" or which is pursuant to provisions substantially similar to those described under "--Limitation on Asset Dispositions", and provided, further, that in the case of any exchange or redemption of Preferred Stock of a Restricted Subsidiary, such Preferred Stock may only be exchanged for or redeemed with Preferred Stock of such Restricted Subsidiary;



    (9) Purchase Money Debt Incurred to finance the construction, acquisition or improvement of Telecommunications Assets, provided that the net proceeds of such Purchase Money Debt do not exceed 100% of the cost of construction, acquisition or improvement price of the applicable Telecommunications Assets;



    (10) Debt consisting of performance and other similar bonds and reimbursement obligations Incurred in the ordinary course of business securing the performance of contractual, franchise or license obligations of NEXTLINK or a Restricted Subsidiary, or in respect of a letter of credit obtained to secure such performance; and



    (11) Debt not otherwise permitted to be incurred pursuant to clauses (1) through (10) above, which, together with any other outstanding Debt incurred pursuant to this clause (11), has an aggregate principal amount (or, in the case of Debt issued at a discount, an accreted amount (determined in accordance with generally accepted accounting principles) at the time of Incurrence) not in excess of $10 million at any time outstanding. (Section 1008)


    For purposes of determining compliance with this "Limitation on Debt and Preferred Stock of Restricted Subsidiaries" covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt a Restricted Subsidiary is permitted to incur pursuant to the foregoing clauses (1) through
(9), NEXTLINK shall have the right, in its sole discretion, to classify such item of Debt and shall be only required to include the amount and type of such Debt under the clause permitting the Debt as so classified. For purposes of determining any particular amount of Debt under such covenant, Guarantees or Liens with respect to letters of credit supporting Debt or otherwise included in the determination of a particular amount shall not be included.

LIMITATION ON RESTRICTED PAYMENTS

    NEXTLINK may not:

    (1) directly or indirectly, declare or pay any dividend, or make any distribution, in respect of its Capital Stock or to the holders thereof (in their capacity as such), excluding any dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Disqualified Stock);

    (2) and may not permit any Restricted Subsidiary to, purchase, redeem, or otherwise retire or acquire for value (a) any Capital Stock of NEXTLINK or any Related Person of NEXTLINK; or (b) any options, warrants or rights to purchase or acquire shares of Capital Stock of NEXTLINK or any Related Person of NEXTLINK or any securities convertible or exchangeable into shares of Capital Stock of NEXTLINK or any Related Person of NEXTLINK;

    (3) make, or permit any Restricted Subsidiary to make, any Investment in, or payment on a Guarantee of any obligation of, any Person, other than NEXTLINK or a Restricted Subsidiary of NEXTLINK, except for Permitted Investments; and

    (4) and may not permit any Restricted Subsidiary to, redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, Debt of NEXTLINK which is subordinate in right of payment to the Notes (each of clauses
       (1) through (4) being a "Restricted Payment")

        if:

       (a) a Default or an Event of Default shall have occurred and is continuing; or

       (b) upon giving effect to such Restricted Payment, NEXTLINK could not Incur at least $1.00 of additional Debt pursuant to the terms of the Indenture described in the first paragraph of "--Limitation on Consolidated Indebtedness" above; or

       (c) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments from April 25, 1996 exceeds the sum of:


              (A) 50% of cumulative Consolidated Net Income (or, in the case
                  Consolidated Net Income shall be negative, less 100% of such deficit) since the end of the last full fiscal quarter prior to April 25, 1996 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment; plus



              (B) $5 million; plus



              (C) 100% of the net reduction in Investments in any Unrestricted
                  Subsidiary resulting from payments of interest on Debt, dividends, repayments of loans or advances, or other transfers of assets, in each case to NEXTLINK or any Restricted Subsidiary of NEXTLINK from such Unrestricted Subsidiary (except to the extent that any such payment is included in the calculation of Consolidated Net Income) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries; PROVIDED that the amount included in this clause (C) shall not exceed the amount of Investments previously made by NEXTLINK and its Restricted Subsidiaries in such Unrestricted Subsidiary;


       PROVIDED, FURTHER, that NEXTLINK or a Restricted Subsidiary of NEXTLINK may make any Restricted Payment with the aggregate net proceeds received after April 25, 1996, including the fair value of property other than cash (determined in good faith by the Board of Directors of NEXTLINK, as conclusively evidenced by a Board Resolution filed with the trustee), as capital contributions to NEXTLINK or from the issuance (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of NEXTLINK and warrants, rights or options on Capital Stock (other than Disqualified Stock) of NEXTLINK and the principal amount of Debt of NEXTLINK that has been converted into Capital Stock (other than Disqualified Stock and other than by a Restricted Subsidiary) of NEXTLINK after April 25, 1996.

    Notwithstanding the foregoing:

    (1) NEXTLINK may pay any dividend on Capital Stock of any class within 60 days after the declaration thereof if, on the date when the dividend was declared, NEXTLINK could have paid such dividend in accordance with the foregoing provisions

    (2) NEXTLINK may repurchase any shares of its Common Equity or options to acquire its Common Equity from Persons who were formerly officers or employees of NEXTLINK, PROVIDED that the aggregate amount of all such repurchases made pursuant to this clause (2) shall not exceed $2 million, plus the aggregate cash proceeds received by NEXTLINK since April 25, 1996 from issuances of its Common Equity or options to acquire its Common Equity to members, officers, managers, directors and employees of NEXTLINK or any of its Subsidiaries;

    (3) NEXTLINK and its Restricted Subsidiaries may refinance any Debt otherwise permitted by clause (4) of the second paragraph under "--Limitation on Consolidated Indebtedness" above; and

    (4) NEXTLINK and its Restricted Subsidiaries may retire or repurchase any Capital Stock or Subordinated Debt of NEXTLINK in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of NEXTLINK) of, Capital Stock (other than Disqualified Stock) of NEXTLINK. If NEXTLINK makes a Restricted Payment which, at the time it is made, would in good faith determination of NEXTLINK be permitted under the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustments in good faith to NEXTLINK financial statements affecting Consolidated Net Income for any period.

    In determining the aggregate amount expended or available for Restricted Payments in accordance with clause (c) of the first paragraph above, (1) no amounts expended under clauses (3) or (4) of the immediately preceding paragraph shall be included, (2) 100% of the amounts expended under clauses (1) and (2) of the immediately preceding paragraph shall be included, and (3) no amount shall be credited in respect of issuances of Capital Stock in transactions under clause (4) of the immediately preceding paragraph. (Section 1009)

LIMITATION ON DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED
  SUBSIDIARIES

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of NEXTLINK:

    (1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by NEXTLINK or any other Restricted Subsidiary or pay any Debt or other obligation owed to NEXTLINK or any other Restricted Subsidiary;

    (2) to make loans or advances to NEXTLINK or any other Restricted Subsidiary; or

    (3) to transfer any of its property or assets to NEXTLINK or any other Restricted Subsidiary.

    Notwithstanding the foregoing, NEXTLINK may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

       (a) pursuant to any agreement in effect on the Issue Date;

       (b) pursuant to an agreement relating to any Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person so acquired and its Subsidiaries;

       (c) pursuant to any one or more Bank Credit Agreements or Vendor Financing Facilities (and renewals, extensions, refinancings or refundings thereof) which is permitted to be outstanding under clause (i) of the "Limitation on Consolidated Indebtedness", PROVIDED that such restriction is consistent with, and not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of NEXTLINK), taken as a whole, than, comparable provisions included in similar agreements or facilities extended to comparable credits engaged in the Telecommunications Business;

       (d) pursuant to an agreement effecting a renewal, refunding or extension of Debt Incurred pursuant to an agreement referred to in clause
              (a) or (b) above or (e) below, PROVIDED, HOWEVER, that the provisions contained in such renewal, refunding or extension agreement relating to such encumbrance or restriction are not materially more restrictive (as conclusively determined in good faith by the Chief Financial Officer of NEXTLINK), taken as a whole, than the provisions contained in the agreement the subject thereof;

       (e) in the case of clause (3) above, restrictions contained in any security agreement (including a Capital Lease Obligation) securing Debt of NEXTLINK or a Restricted Subsidiary otherwise permitted under the Indenture, but only to the extent such restrictions restrict the transfer of the property subject to such security agreement;

       (f) in the case of clause (3) above, customary nonassignment provisions entered into in the ordinary course of business in leases and other agreements;

       (g) any restriction with respect to a Restricted Subsidiary of NEXTLINK imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, PROVIDED that consummation of such transaction would not result in a Default or an Event of Default, that such restriction terminates if such transaction is not consummated and that such consummation or abandonment of such transaction occurs within one year of the date such agreement was entered into;

       (h) pursuant to applicable law or regulations;

       (i)  pursuant to the indenture and the notes; or


       (j) any restriction on the sale or other disposition of assets or property securing Debt as a result of a Permitted Lien on such assets or property. (Section 1010)


LIMITATION ON LIENS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, Incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Debt without making, or causing such Restricted Subsidiary to make, effective provision for securing the Notes (x) equally and ratably with (or prior to) such Debt as to such property for so long as such Debt will be so secured or (y) in the event such Debt is Debt of NEXTLINK which is subordinate in right of payment to the Notes, prior to such Debt as to such property for so long as such Debt will be so secured.

    The foregoing restrictions shall not apply to:

    (1) Liens existing on the Issue Date and securing Debt outstanding on the Issue Date or securing the Notes or Liens securing Debt incurred pursuant to any Bank Credit Agreement or Vendor Financing Facility (whether or not such Bank Credit Agreement or Vendor Financing Facility was outstanding on the Issue Date);

    (2) Liens securing Debt in an amount which, together with the aggregate amount of Debt then outstanding or available under the Bank Credit Agreement and the Vendor Financing Facility (or under refinancings or amendments of such agreements), does not exceed 1.5 times NEXTLINK's Consolidated Cash Flow Available for Fixed Charges for the four full fiscal quarters preceding the Incurrence of such Lien for which consolidated financial statements are available, determined on a pro forma basis as if such Debt had been Incurred and the proceeds thereof had been applied at the beginning of such four fiscal quarters;

    (3) Liens in favor of NEXTLINK or any Wholly Owned Restricted Subsidiary of NEXTLINK;


    (4) Liens on real or personal property of NEXTLINK or a Restricted Subsidiary of NEXTLINK acquired, constructed or constituting improvements made after the Issue Date to secure Purchase Money Debt which is Incurred for the construction, acquisition and improvement of Telecommunications Assets and is otherwise permitted under the indenture, PROVIDED, HOWEVER, that

       (a) the net proceeds of any Debt secured by such a Lien does not exceed 100% of such purchase price or cost of construction or improvement of the property subject to such Lien;



       (b) such Lien attaches to such property prior to, at the time of or within 180 days after the acquisition, completion of construction or commencement of operation of such property; and


       (c) such Lien does not extend to or cover any property other than the property (or identifiable portions thereof) acquired, constructed or constituting improvements made with the proceeds of such Purchase Money Debt (it being understood and agreed that all Debt owed to any single lender or group of lenders or outstanding under any single credit facility shall be considered a single Purchase Money Debt, whether drawn at one time or from time to time);

    (5) Liens to secure Acquired Debt, provided, however, that (a) such Lien attaches to the acquired asset prior to the time of the acquisition of such asset and (b) such Lien does not extend to or cover any other asset;

    (6) Liens to secure Debt Incurred to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Debt secured by any Lien referred to in the foregoing clauses
       (1), (2), (4) and (5) so long as such Lien does not extend to any other property and the principal amount of Debt so secured is not increased except as otherwise permitted under clause (4) of "--Limitation on Consolidated Indebtedness";

    (7) Liens securing Debt not otherwise permitted by the foregoing clauses (1) through (4) in an amount not to exceed 5% of NEXTLINK's Consolidated Tangible Assets determined as of the most recent available quarterly or annual balance sheet; and

    (8) Permitted Liens. (Section 1011)

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

    (1) NEXTLINK or such Restricted Subsidiary would be entitled to incur a Lien to secure Debt by reason of the provisions described under "--Limitation on Liens" above, equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the notes; or

    (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and all of the conditions of the Indenture described under "--Limitation on Asset Dispositions" (including the provisions concerning the application of Net Available Proceeds) are satisfied with respect to such Sale and Leaseback Transaction, treating all of the consideration received in such Sale and Leaseback Transaction in the same manner as consideration received in respect of an Asset Disposition for purposes of such covenant. (Section 1012)

LIMITATION ON ASSET DISPOSITIONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, make any Asset Disposition in one or more related transactions occurring within any 12 month period unless:

    (1) NEXTLINK or the Restricted Subsidiary, as the case may be, receives consideration for such disposition at least equal to the fair market value for the assets sold or disposed of as determined by the Board of Directors of NEXTLINK in good faith and evidenced by a Board Resolution filed with the Trustee, which determination shall be conclusive;

    (2) at least 75% of the consideration for such disposition consists of

       (a) cash or readily marketable cash equivalents or the assumption of Debt of NEXTLINK (other than Debt that is subordinated to the Notes) or of the Restricted Subsidiary and release from all liability on the Debt assumed;

       (b) Telecommunications Assets; or

       (c) shares of publicly traded Voting Stock of any Person engaged in the Telecommunications Business in the United States; and

    (3) all Net Available Proceeds, less any amounts invested in Telecommunications Assets (within 180 days prior to and 360 days following such disposition), are applied within 360 days of such disposition

       (a) first, to the permanent repayment or reduction of Debt then outstanding under any Bank Credit Agreement or Vendor Financing Facility, to the extent such agreements would require such application or prohibit payments pursuant to clause (b) following,

       (b) second, to the extent of remaining Net Available Proceeds, to make an Offer to Purchase outstanding notes at 100% of their principal amount, plus accrued interest to the date of purchase, and, to the extent required by the terms thereof, any other Debt of NEXTLINK that is PARI PASSU with the notes at a price no greater than 100% of the principal amount thereof plus accrued interest to the date of purchase (or 100% of the accreted value thereof in the case of Debt issued at an original issue discount) and

       (c) third, to the extent of any remaining Net Available Proceeds following the completion of the Offer to Purchase, to the repayment of other Debt of NEXTLINK or Debt of a Restricted Subsidiary of NEXTLINK, to the extent permitted under the terms thereof. To the extent any Net Available Proceeds remain after such uses, NEXTLINK and its Restricted Subsidiaries may use such amounts for any purposes not prohibited by the indenture. (Section
              1013)

    Notwithstanding the foregoing, these provisions shall not apply to any Asset Disposition which constitutes a transfer, conveyance, sale, lease or other disposition of all or substantially all of NEXTLINK's properties or assets as described under "--Mergers, Consolidations and Certain Sales of Assets."

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, sell or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary of NEXTLINK or securities convertible or exchangeable into, or options, warrants, rights or any other interest with respect to, Capital Stock of a Restricted Subsidiary of NEXTLINK to any person other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK except:

    (1) in a transaction consisting of a sale of Capital Stock of such Restricted Subsidiary owned by NEXTLINK or any Restricted Subsidiary of NEXTLINK and that complies with the provisions described under "--Limitation on Asset Dispositions" above to the extent such provisions apply;

    (2) if required, the issuance, transfer, conveyance, sale or other disposition of directors' qualifying shares;

    (3) in a transaction in which, or in connection with which, NEXTLINK or a Restricted Subsidiary acquires at the same time sufficient Capital Stock of such Restricted Subsidiary to at least maintain the same percentage ownership interest it had prior to such transaction;

    (4) constituting the issuance of Preferred Stock permitted by the provisions described under "--Limitation on Debt and Preferred Stock of Restricted Subsidiaries" above; and

    (5) Disqualified Stock issued in exchange for, or upon conversion of, or the proceeds of the issuance of which are used to redeem, refinance, replace or refund shares of Disqualified Stock of such Restricted Subsidiary, provided that the amounts of the redemption obligations of such Disqualified Stock shall not exceed the amounts of the redemption obligations of, and such Disqualified Stock shall have redemption obligations no earlier than those required by, the Disqualified Stock being exchanged, converted, redeemed, refinanced, replaced or refunded. (Section 1014)

TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

    NEXTLINK may not, and may not permit any Restricted Subsidiary to, enter into any transaction (or series of related transactions) with an Affiliate or Related Person of NEXTLINK (other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK), including any Investment, but excluding transactions pursuant to employee compensation arrangements approved by the Board of Directors of NEXTLINK, either directly or indirectly, unless such transaction is on terms no less favorable to NEXTLINK or such Restricted Subsidiary than those that could reasonably be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person and is in the best interests of NEXTLINK or such Restricted Subsidiary. For any transaction that involves in excess of $1 million but less than or equal to $15 million, the Chief Executive Officer of NEXTLINK shall determine that the transaction satisfies the above criteria and shall evidence such a determination by a certificate filed with the trustee. For any transaction that involves in excess of $15 million, NEXTLINK shall also obtain an opinion from a nationally recognized expert with experience in appraising the terms and conditions, taken as a whole, of the type of transaction (or series of related transactions) for which the opinion is required stating that such transaction (or series of related transactions) is on terms and conditions, taken as a whole, no less favorable to NEXTLINK or such Restricted Subsidiary than those that could be obtained in a comparable arm's length transaction with an entity that is not an Affiliate or Related Person of NEXTLINK, which opinion shall be filed with the Trustee. This covenant shall not apply to Investments by an Affiliate or a Related Person of NEXTLINK in the Capital Stock (other than Disqualified Stock) of NEXTLINK or any Restricted Subsidiary of NEXTLINK. (Section 1015)

CHANGE OF CONTROL

    Within 30 days of the occurrence of a Change of Control, NEXTLINK will be required to make an Offer Purchase all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest to the date of purchase. A "Change of Control" will be deemed to have occurred at such time as either:

    (1) any Person or any Persons acting together that would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of

       1934, or any successor provision thereto (other than Eagle River, Mr. Craig O. McCaw and their respective Affiliates or an underwriter engaged in a firm commitment underwriting on behalf of NEXTLINK), shall beneficially own (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) more than 50% of the aggregate voting power of all classes of Voting Stock of NEXTLINK; or

    (2) neither Mr. Craig O. McCaw nor any person designated by him to NEXTLINK as acting on his behalf shall be a director of NEXTLINK; or


    (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of NEXTLINK (together with any new directors whose election by the Board of Directors of NEXTLINK or whose nomination for election by the shareholders was proposed by a vote of a majority of the directors of NEXTLINK then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of NEXTLINK then in office. (Section 1016)


    Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that NEXTLINK repurchase or redeem the notes in the event of a takeover, recapitalization or similar restructuring.

    Restrictions in the indenture described herein on the ability of NEXTLINK and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of NEXTLINK, whether favored or opposed by the management of NEXTLINK. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and there can be no assurance that NEXTLINK or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of NEXTLINK or any of its Subsidiaries by the management of NEXTLINK or other Persons. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

    In the event of a Change of Control, the indentures relating to the 9.45% notes, the 9% notes, the 9 5/8% notes and the 12 1/2% notes would require NEXTLINK to make an offer to purchase those securities. NEXTLINK does not currently have adequate financial resources to effect such repurchases and repurchase the notes upon a Change of Control and there can be no assurance that NEXTLINK will have such resources in the future. The inability of NEXTLINK to repurchase the notes upon a Change of Control would constitute an Event of Default.

    In addition, there may be restrictions contained in instruments evidencing Indebtedness incurred by NEXTLINK or its Restricted Subsidiaries permitted under the indenture which restrict or prohibit the ability of NEXTLINK to effect any repurchase required under the indenture in connection with a Change of Control.

    In the event that NEXTLINK makes an Offer to Purchase the notes, NEXTLINK intends to comply with any applicable securities laws and regulations, including any applicable requirements of Section 14(e) of, and Rule 14e-1 under, the Exchange Act.

PROVISION OF FINANCIAL INFORMATION

    NEXTLINK has agreed that, for so long as any notes remain outstanding, it will file with the trustee within 15 days after it files them with the commission copies of the annual and quarterly reports and the information, documents, and other reports that NEXTLINK is required to file with the commission pursuant to Section 13(a) or 15(d) of the Exchange Act ("SEC Reports"). In the event NEXTLINK shall cease to be required to file SEC Reports pursuant to the Exchange Act, NEXTLINK will nevertheless continue to file such reports with the commission (unless the commission will not accept such a filing) and the trustee. NEXTLINK will furnish copies of the SEC Reports to the holders of notes at the time NEXTLINK is required to file the same with the trustee and will make such information available to investors who request it in writing. (Section 1017)

LIMITATION ON USE OF PROCEEDS

    NEXTLINK will apply the net proceeds from the sale of the Old Notes toward the construction, improvement and acquisition by NEXTLINK or one or more Restricted Subsidiaries of NEXTLINK or Joint Ventures of Telecommunications Assets of NEXTLINK, such Restricted Subsidiaries or Joint Ventures (or will advance such net proceeds to such Restricted Subsidiaries of NEXTLINK or Joint Ventures for such purpose); provided, however, pending such application, the net proceeds of the sale of the old notes may be invested in Marketable Securities. (Section 1020)

MERGERS, CONSOLIDATIONS AND CERTAIN SALES OF ASSETS

    NEXTLINK may not, in a single transaction or a series of related transactions:

    (1) consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into NEXTLINK (other than a consolidation or merger of a Wholly Owned Restricted Subsidiary organized under the laws of a State of the United States into NEXTLINK), or

    (2) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (determined on a consolidated basis for

       NEXTLINK and its Restricted Subsidiaries taken as a whole and PROVIDED that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien), unless

       (a) in a transaction in which NEXTLINK does not survive or in which NEXTLINK sells, leases or otherwise disposes of all or substantially all of its assets to any other Person, the successor entity to NEXTLINK shall be a corporation organized under the laws of the United States of America or any State thereof or the District of Columbia and shall expressly assume, by a supplemental indenture executed and delivered to the trustee in form satisfactory to the trustee, all of NEXTLINK's obligations under the indenture,

       (b) immediately after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the last full fiscal quarter immediately prior to the consummation of such transaction with the appropriate adjustments with respect to the transaction being included in such pro forma calculation and treating any Debt which becomes an obligation of NEXTLINK or a Subsidiary as a result of such transaction as having been incurred by NEXTLINK or such Subsidiary at the time of the transaction, no Default or Event of Default shall have occurred and be continuing,

       (c) immediately after giving effect to such transaction, the Consolidated Net Worth of NEXTLINK (or other successor entity to NEXTLINK) is equal to or greater than that of NEXTLINK immediately prior to the transaction,

       (d) if, as a result of any such transaction, property or assets of NEXTLINK would become subject to a Lien prohibited by the provisions of the Indenture described under "Covenants--Limitation on Liens" above, NEXTLINK or the successor entity to NEXTLINK shall have secured the notes as required by said covenant, and


       (e) certain other conditions are met. (Section 801)


    In the event of any transaction (other than a lease) described in and complying with the immediately preceding paragraph in which NEXTLINK is not the surviving Person and the surviving Person assumes all the obligations of NEXTLINK under the notes and the indenture pursuant to a supplemental indenture, such surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, NEXTLINK, and NEXTLINK will be discharged from its obligations under the indenture and the notes; PROVIDED that solely for the purpose of calculating amounts described in clause (c) under "Covenants--Limitations on Restricted Payments," any such surviving Person shall only be deemed to have succeeded to and be substituted for NEXTLINK with respect to the period subsequent to the effective time of such transaction, and NEXTLINK (before giving effect to such transaction) shall be deemed to be the "Indenture obligor" for such purposes for all prior periods. (Section 801)


    The meaning of the phrase "all or substantially all" as used above varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under relevant law and is subject to judicial interpretation. Accordingly, in certain circumstances, there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of NEXTLINK, and therefore it may be unclear whether the foregoing provisions are applicable.

CERTAIN DEFINITIONS


    Set forth below is a summary of some of the definitions used in the Indenture. Reference is made to the Indenture for the definition of all such terms, as well as any other term used herein for which no definition is provided. (Section 101)


    "Acquired Debt" means, with respect to any specified Person,


    (1) Debt of any other Person existing at the time such Person merges with or into or consolidates with or becomes a Restricted Subsidiary of such specified Person and;



    (2) Debt secured by a Lien encumbering any asset acquired by such specified Person, which Debt was not Incurred in anticipation of, and was outstanding prior to, such merger, consolidation or acquisition.


    "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Asset Disposition" by NEXTLINK or any Restricted Subsidiary means any transfer, conveyance, sale, lease or other disposition(other than a creation of a Lien) by such Person (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary of NEXTLINK, but excluding a disposition by a Restricted Subsidiary of NEXTLINK to NEXTLINK or a Restricted Subsidiary of NEXTLINK or by NEXTLINK to a Restricted Subsidiary of NEXTLINK) of:


    (1) shares of Capital Stock or other ownership interests of a Restricted Subsidiary of NEXTLINK, other than as permitted by the provisions of the Indenture described above under the Caption "--Limitation on Debt and

       Preferred Stock of Restricted Subsidiaries" or pursuant to a transaction in compliance with the covenant described under "Mergers, Consolidations and Certain Sales of Assets" above;


    (2) substantially all of the assets of NEXTLINK or any of, its Restricted Subsidiaries representing a division or line of business (other than as part of a Permitted Investment); or



    (3) other assets or rights of NEXTLINK or any of its Restricted Subsidiaries other than (A) in the ordinary course of business or (B) that constitutes a Restricted Payment which is permitted under the covenant "--Limitation on Restricted Payments" above; provided that a transaction described in clauses (i), (ii) and (iii) shall constitute an Asset Disposition only if the aggregate consideration for such transfer, conveyance, sale, lease or other disposition is equal to $5 million or more in any 12 month period.


    "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted accounting principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

    "Bank Credit Agreement" means any one or more credit agreements (which may include or consist of revolving credits) between NEXTLINK or any Restricted Subsidiary of NEXTLINK and one or more banks or other financial institutions providing financing for the business of NEXTLINK and its Restricted Subsidiaries.

    "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Debt arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

    "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

    "Common Equity" of any Person means Capital Stock of such Person that is not Disqualified Stock, and a "sale of Common Equity" includes any sale of Common Equity effected by private sale or public offering.

    "Consolidated Capital Ratio" of any Person as of any date means the ratio of
(i) the aggregate consolidated principal amount of Debt (or in the case of Debt issued at a discount the accreted amount thereof) of such Person then outstanding (which amount of Debt shall be reduced by any amount of cash or cash equivalent collateral securing on a perfected basis and dedicated for disbursement exclusively to the payment of principal of and interest on such
Debt) to (ii) the aggregate consolidated Capital Stock (other than Disqualified Stock) and paid in capital (other than in respect of Disqualified Stock) of such Person as of such date.

    "Consolidated Cash Flow Available for Fixed Charges" for any period means the Consolidated Net Income of NEXTLINK and its Restricted Subsidiaries for such period increased by the sum of (i) Consolidated Interest Expense of NEXTLINK and its Restricted Subsidiaries for such period, plus (ii) Consolidated Income Tax Expense of NEXTLINK and its Restricted Subsidiaries for such period, plus (iii) the consolidated depreciation and amortization expense included in the income statement of NEXTLINK and its Restricted Subsidiaries for such period plus (iv) any noncash expense for such period (excluding any noncash charge to the extent that it requires an accrual of or a reserve for cash disbursements in any future period), plus (v) any charge related to any premium or penalty paid in connection with redeeming or retiring any Debt prior to its stated maturity; PROVIDED, HOWEVER, that there shall be excluded therefrom the Consolidated Cash Flow Available for Fixed Charges (if positive) of any Restricted Subsidiary of NEXTLINK (calculated separately for such Restricted Subsidiary in the same manner as provided above for NEXTLINK) that is subject to a restriction which prevents the payment of dividends or the making of distributions to NEXTLINK or another Restricted Subsidiary of NEXTLINK to the extent of such restriction.

    "Consolidated Income Tax Expense" for any period means the consolidated provision for income taxes of NEXTLINK and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles.

    "Consolidated Interest Expense" means for any period the consolidated interest expense included in a consolidated income statement (excluding interest income) of NEXTLINK and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of):


    (1) the amortization of Debt discounts;



    (2) any payments or fees with respect to letters of credit, bankers' acceptances or similar facilities;



    (3) fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;



    (4) Preferred Dividends of NEXTLINK and its Restricted Subsidiaries (other than dividends paid in shares of Preferred Stock that is not Disqualified Stock) declared and paid or payable;



    (5) accrued Disqualified Stock dividends of NEXTLINK and its Restricted Subsidiaries, whether or not declared or paid;



    (6) interest on Debt guaranteed by NEXTLINK and its Restricted Subsidiaries; and



    (7) the portion of any Capital Lease Obligation paid or accrued during such period that is allocable to interest expense.


    "Consolidated Net Income" for any period means the consolidated net income (or loss) of NEXTLINK and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles; PROVIDED that there shall be excluded therefrom:


    (1) the net income (or loss) of any Person acquired by NEXTLINK or a Restricted Subsidiary of NEXTLINK in a pooling of interests transaction for any period prior to the date of such transaction;



    (2) the net income (or loss) of any Person that is not a Restricted Subsidiary of NEXTLINK except to the extent of the amount of dividends or other distributions actually paid to NEXTLINK or a Restricted Subsidiary of NEXTLINK by such Person during such period;



    (3) gains or losses on Asset Dispositions by NEXTLINK or its Restricted Subsidiaries;



    (4) all extraordinary gains and extraordinary losses;



    (5) the cumulative effect of changes in accounting principles;



    (6) noncash gains or losses resulting from fluctuations in currency exchange rates;

    (7) any noncash gain or loss realized on the termination of any employee pension benefit plan; and



    (8) the tax effect of any of the items described in clauses (1) through (8) above.


PROVIDED, FURTHER, that for purposes of any determination pursuant to the provisions described under "Covenants--Limitation on Restricted Payments," there shall further be excluded therefrom the net income (but not net loss) of any Restricted Subsidiary of NEXTLINK that is subject to a restriction which prevents the payment of dividends or the making of distributions to NEXTLINK or another Restricted Subsidiary of NEXTLINK to the extent of such restriction.

    "Consolidated Net Worth" of any Person means the consolidated stockholders' equity of such Person, determined on a consolidated basis in accordance with generally accepted accounting principles, less amounts attributable to Disqualified Stock of such Person; PROVIDED that, with respect to NEXTLINK, adjustments following the date of the Indenture to the accounting books and records of NEXTLINK in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of NEXTLINK by another Person shall not be given effect to.

    "Consolidated Tangible Assets" of any Person means the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles would be included on a consolidated balance sheet of such Person and its Restricted Subsidiaries after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on such consolidated balance sheet; PROVIDED that, with respect to NEXTLINK, adjustments following the date of the Indenture to the accounting books and records of NEXTLINK in accordance with Accounting Principles Board Opinions Nos. 16 and 17 (or successor opinions thereto) or otherwise resulting from the acquisition of control of NEXTLINK by another Person shall not be given effect to.

    "Debt" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:


    (1) every obligation of such Person for money borrowed;



    (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations Incurred in connection with the acquisition of property, assets or businesses;



    (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

    (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);



    (5) every Capital Lease Obligation of such Person;



    (6) all Receivables Sales of such Person, together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith;



    (7) all obligations to redeem Disqualified Stock issued by such Person;



    (8) every obligation under Interest Rate and Currency Protection Agreements of such Person; and



    (9) every obligation of the type referred to in clauses (1) through (8) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed.


    The "amount" or "principal amount" of Debt at any time of determination as used herein represented by


    (1) any Debt issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles,



    (2) any Receivables Sale, shall be the amount of the unrecovered capital or principal investment of the purchaser (other than NEXTLINK or a Wholly Owned Restricted Subsidiary of NEXTLINK) thereof, excluding amounts representative of yield or interest earned on such investment,



    (3) any Disqualified Stock, shall be the maximum fixed redemption or repurchase price in respect thereof,



    (4) any Capital Lease Obligation, shall be determined in accordance with the definition thereof, or



    (5) any Permitted Interest Rate or Currency Protection Agreement, shall be zero. In no event shall Debt include any liability for taxes.


    "Default" means an event that with the passing of time or the giving of notice or both shall constitute an Event of Default.

    "Disqualified Stock" of any Person means any Capital Stock of such Person (other than Capital Stock outstanding on the Issue Date) which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes;

PROVIDED, HOWEVER, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require NEXTLINK to repurchase or redeem such Preferred Stock upon the occurrence of an asset sale or a Change of Control occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the asset sale or change of control provisions applicable to such Preferred Stock are no more favorable to the holders of such Preferred Stock than the provisions applicable to the notes contained in the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants--Change of Control" and such Preferred Stock specifically provides that NEXTLINK will not repurchase or redeem any such stock pursuant to such provisions prior to NEXTLINK's repurchase of such notes as are required to be repurchased pursuant to the covenant described under "Covenants--Limitation on Asset Dispositions" or "Covenants--Change of Control".

    "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A 3" or higher, "A" or higher or "A" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) respectively, at the time as of which any investment or rollover therein is made.

    "Eligible Receivables" means, at any time, Receivables of NEXTLINK and its Restricted Subsidiaries, as evidenced on the most recent quarterly consolidated balance sheet of NEXTLINK as at a date at least 45 days prior to such time arising in the ordinary course of business of NEXTLINK or any Restricted Subsidiary of NEXTLINK.

    "Event of Default" has the meaning set forth under "Events of Default" below.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended (or any successor act) and the rules and regulations thereunder.

    "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than 18 months from the date of Investment therein.

    "Guarantee" by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:


    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt;

    (2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt; or



    (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and "Guaranteed", "Guaranteeing" and "Guarantor" shall have meanings correlative to the foregoing):


PROVIDED, HOWEVER, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and PROVIDED FURTHER, that the incurrence by a Restricted Subsidiary of NEXTLINK of a lien permitted under clause (iv) of the second paragraph of the "Limitation on Liens" covenant shall not be deemed to constitute a Guarantee by such Restricted Subsidiary of any Purchase Money Debt of NEXTLINK secured thereby.

    "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to generally accepted accounting principles or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred", "Incurrable" and "Incurring" shall have meanings correlative to the foregoing); PROVIDED, HOWEVER, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Debt; PROVIDED, FURTHER, however, that NEXTLINK may elect to treat all or any portion of revolving credit debt of NEXTLINK or a Subsidiary as being Incurred from and after any date beginning the date the revolving credit commitment is extended to NEXTLINK or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by NEXTLINK or a Subsidiary under such commitment up to the amount of such commitment designated by NEXTLINK as Incurred shall not be deemed to be new lncurrences of Debt by NEXTLINK or such Subsidiary.

    "Interest Rate or Currency Protection Agreement" of any Person means any forward contract, futures contract, swap, option or other financial agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements) relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

    "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any payment on a Guarantee of any obligation of such other Person, but excluding any loan, advance or extension of credit to an employee of NEXTLINK or any of its Restricted Subsidiaries in the ordinary course of business, accounts receivables and other commercially reasonable extensions of trade credit.


    "Issue Date" means November 12, 1998.


    "Joint Venture" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses as to which NEXTLINK (directly or through one or more Restricted Subsidiaries) exercises managerial control and in which NEXTLINK owns (i) a 50% or greater interest, or (ii) a 30% or greater interest, together with options or other contractual rights, exercisable not more than seven years after NEXTLINK's initial Investment in such Joint Venture, to increase its interest to not less than 50%.

    "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, Receivables Sale, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

    "Marketable Securities" means:


    (1) Government Securities;



    (2) any time or demand deposit account, money market deposit and certificate of deposit maturing not more than 365 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;



    (3) commercial paper maturing not more than 365 days after the date of acquisition issued by a corporation (other than an Affiliate of NEXTLINK) with a rating, at the time as of which any investment therein is made, of "P1" or higher according to Moody's Investors Service, Inc., "A1" or higher according to Standard & Poor's Ratings Group or "A1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));



    (4) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;



    (5) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution;

    (6) auction rate preferred stocks of any corporation maturing within 90 days after the date of acquisition by NEXTLINK thereof, having a rating of at least AA by Standard & Poor's; and



    (7) any fund investing exclusively in investments of the types described in clauses (1) through (6) above.


    "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable cash equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:


    (1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes (including taxes payable upon payment or other distribution of funds from a foreign subsidiary to NEXTLINK or another Subsidiary of NEXTLINK) required to be accrued as a liability as a consequence of such Asset Disposition;



    (2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;



    (3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition;



    (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with generally accepted accounting principles against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined by the Board of Directors of NEXTLINK, in its reasonable good faith judgment evidenced by a Board Resolution filed with the Trustee; PROVIDED, HOWEVER, that any reduction in such reserve within twelve months following the consummation of such Asset Disposition will be treated for all purposes of the Indenture and the Notes as a new Asset Disposition at the time of such reduction with Net Available Proceeds equal to the amount of such reduction; and



    (5) any consideration for an Asset Disposition (which would otherwise constitute Net Available Proceeds) that is required to be held in escrow pending determination of whether a purchase price adjustment will be made, but amounts under this clause shall become Net Available Proceeds at such time and to the extent such amounts are released to such Person.

    "Offer to Purchase" means a written offer (the "Offer") sent by NEXTLINK by first class mail, postage prepaid, to each holder at his address appearing in the Note Register on the date of the Offer describing the transaction or transactions necessitating the Offer and offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Offer shall contain all instructions and materials necessary to enable the holders to tender Notes pursuant to the Offer to Purchase.

    "Permitted Interest Rate or Currency Protection Agreement" of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt Incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby and not for purposes of speculation.

    "Permitted Investment" means:


    (1) any Investment in a Joint Venture (including the purchase or acquisition of any Capital Stock of a Joint Venture), provided the aggregate amount of all outstanding Investments pursuant to this clause (i) in Joint Ventures in which NEXTLINK owns, directly or indirectly, a less than 50% interest shall not exceed $25 million;



    (2) any Investment in any Person as a result of which such Person becomes a Restricted Subsidiary or, subject to the proviso to clause (i) of this definition, becomes a Joint Venture of NEXTLINK;



    (3) any Investment in Marketable Securities,



    (4) Investments in Permitted Interest Rate or Currency Protection
       Agreements;



    (5) Investments made as a result of the receipt of noncash consideration from an Asset Disposition that was made pursuant to and in compliance with the covenant described under "Covenants--Limitation on Asset Dispositions" above; and



    (6) other Investments in an aggregate amount not to exceed the aggregate net proceeds received by NEXTLINK or any Restricted Subsidiary after the date of the Indenture from the sale or liquidation of any Unrestricted Subsidiary or any interest therein (except to the extent that any such amount is included in the calculation of Consolidated Net Income).

    "Permitted Liens" means:


    (1) Liens for taxes, assessments, governmental charges or claims which are not yet delinquent or which are being contested in good faith by appropriate proceedings, if a reserve or other appropriate provision, if any, as shall be required in conformity with generally accepted accounting principles shall have been made therefor;



    (2) other Liens incidental to the conduct of NEXTLINK's and its Restricted Subsidiaries' business or the ownership of its property and assets not securing any Debt, and which do not in the aggregate materially detract from the value of NEXTLINK's and its Restricted Subsidiaries' property or assets when taken as a whole, or materially impair the use thereof in the operation of its business;



    (3) Liens with respect to assets of a Restricted Subsidiary granted by such Restricted Subsidiary to NEXTLINK to secure Debt owing to NEXTLINK;



    (4) pledges and deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of statutory obligations (including to secure government contracts);



    (5) deposits made to secure the performance of tenders, bids, leases, and other obligations of like nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);



    (6) zoning restrictions, servitudes, easements, rights-of-way, restrictions and other similar charges or encumbrances incurred in the ordinary course of business which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of NEXTLINK or its Restricted Subsidiaries;



    (7) Liens arising out of judgments or awards against NEXTLINK or any Restricted Subsidiary with respect to which NEXTLINK or such Restricted Subsidiary is prosecuting an appeal or proceeding for review and NEXTLINK or such Restricted Subsidiary is maintaining adequate reserves in accordance with generally accepted accounting principles;



    (8) any interest or title of a lessor in the property subject to any lease other than a Capital Lease; and



    (9) any statutory warehousemen's, materialmen's or other similar Liens for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by generally accepted accounting principles).

    "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

    "Preferred Dividends" for any Person means for any period the quotient determined by dividing the amount of dividends and distributions paid or accrued (whether or not declared) on Preferred Stock of such Person during such period calculated in accordance with generally accepted accounting principles, by 1 minus the maximum statutory income tax rate then applicable to NEXTLINK (expressed as a decimal).

    "Preferred Stock" of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.


    "Purchase Money Debt" means (1) Acquired Debt Incurred in connection with the acquisition of Telecommunications Assets and (2) Debt of NEXTLINK or of any Restricted Subsidiary of NEXTLINK (including, without limitation, Debt represented by Bank Credit Agreements, Capital Lease Obligations, Vendor Financing Facilities, mortgage financings and purchase money obligations) Incurred for the purpose of financing all or any part of the cost of construction, acquisition or improvement by NEXTLINK or any Restricted Subsidiary of NEXTLINK or any Joint Venture of any Telecommunications Assets of NEXTLINK, any Restricted Subsidiary of NEXTLINK or any Joint Venture, and including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, as the same may be amended, supplemented, modified or restated from time to time.


    "Receivables" means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money in respect of the sale of goods or services.

    "Receivables Sale" of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purpose of collection and not as a financing arrangement.


    "Related Person" of any Person means any other Person directly or indirectly owning (1) 10% or more of the Outstanding Common Equity of such Person (or, in the case of a Person that is not a corporation, 10% or more of the equity interest in such Person) or (2) 10% or more of the combined voting power of the Voting Stock of such Person.

    "Restricted Subsidiary" of NEXTLINK means any Subsidiary, whether existing on or after the date of the Indenture, unless such Subsidiary is an Unrestricted Subsidiary.

    "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 365 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

    "Significant Subsidiary" means a Restricted Subsidiary that is a "significant subsidiary" as defined in Rule 102(w) of Regulation S-X under the Securities Act and the Exchange Act.

    "Subordinated Debt" means Debt of NEXTLINK as to which the payment of principal of (and premium, if any) and interest and other payment obligations in respect of such Debt shall be subordinate to the prior payment in full of the Notes to at least the following extent:


    (1) no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be permitted for so long as any default in the payment of principal (or premium, if any) or interest on the Notes exists;



    (2) in the event that any other default that with the passing of time or the giving of notice, or both, would constitute an Event of Default exists with respect to the notes, upon notice by 25% or more in principal amount of the Notes to the trustee, the trustee shall have the right to give notice to NEXTLINK and the holders of such Debt (or trustees or agents therefor) of a payment blockage, and thereafter no payments of principal of (or premium, if any) or interest on or otherwise due in respect of such Debt may be made for a period of 179 days from the date of such notice or for the period until such default has been cured or waived or ceased to exist and any acceleration of the notes has been rescinded or annulled, whichever period is shorter (which Debt may provide that no new period of payment blockage may be commenced by a payment blockage notice unless and until 360 days have elapsed since the effectiveness of the immediately prior notice, no nonpayment default that existed or was continuing on the date of delivery of any payment blockage notice to such holders (or such agents or trustees) shall be, or be made, the basis for a subsequent payment blockage notice and failure of NEXTLINK to make payment on such Debt when due or within any applicable grace period, whether or not on account of such payment blockage provisions, shall constitute an event of default thereunder); and


    (3) such Debt may not provide for payments of principal of such Debt at the stated maturity thereof or by way of a sinking fund applicable thereto or by way of any mandatory redemption, defeasance, retirement or repurchase thereof by NEXTLINK (including any redemption, retirement or repurchase which is contingent upon events or circumstances, but executing any retirement required by virtue of acceleration of such Debt upon an event of default thereunder), in each case prior to the final Stated Maturity of the notes or permit redemption or other retirement (including pursuant to an offer to purchase made by NEXTLINK) of such other Debt at the option of the holder thereof prior to the final Stated Maturity of the notes, other than a redemption or other retirement at the option of the holder of such Debt (including pursuant to an offer to purchase made by NEXTLINK) which is conditioned upon a change of control of NEXTLINK pursuant to provisions substantially similar to those described under "Covenants--Change of Control" (and which shall provide that such Debt will not be repurchased pursuant to such provisions prior to NEXTLINK's repurchase of the notes required to be repurchased by NEXTLINK pursuant to the provisions described under "Covenants--Change of Control").



    "Subsidiary" of any Person means (1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof or (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.


    "Telecommunications Assets" means all assets, rights (contractual or otherwise) and properties, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.


    "Telecommunications Business" means the business of



(1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,



(2) creating, developing or marketing communications related network equipment, software and other devices for use in a Telecommunication Business or



(3) evaluating, participating or pursuing any other activity or opportunity that is primarily related to those identified in (1) or (2) above and shall, in any event, include all businesses in which NEXTLINK or any of its Subsidiaries are engaged on the Issue Date; provided that the determination of what constitutes a

    Telecommunications Business shall be made in good faith by the Board of Directors of NEXTLINK, which determination shall be conclusive.


    "Unrestricted Subsidiary" means



    (1) any Subsidiary of NEXTLINK designated as such by the Board of Directors of NEXTLINK as set forth below where



       (a) neither NEXTLINK nor any of its other Subsidiaries (other than another Unrestricted Subsidiary)



              (A) provides credit support for, or Guarantee of, any Debt of such
                  Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or



              (B) is directly or indirectly liable for any Debt of such
                  Subsidiary or any Subsidiary of such Subsidiary, and



       (b) no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of NEXTLINK and its Restricted Subsidiaries to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity and


    (2) any Subsidiary of an Unrestricted Subsidiary.


    The Board of Directors of NEXTLINK may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any other Subsidiary of NEXTLINK which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary, PROVIDED that either



       (a) the Subsidiary to be so designated has total assets of $1,000 or less or



       (b) immediately after giving effect to such designation, NEXTLINK could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above and provided, further, that NEXTLINK could make a Restricted Payment in an amount equal to the greater of the fair market value and the book value of such Subsidiary pursuant to the covenant described under "Covenants--Limitation on Restricted Payments" and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the aggregate amount available for Restricted Payments thereunder. The Board of Directors of NEXTLINK may designate any Unrestricted Subsidiary to be a Restricted Subsidiary, PROVIDED that, if such Unrestricted Subsidiary has Debt outstanding at such time, either (a) immediately after giving effect to such designation, NEXTLINK could Incur at least $1.00 of additional Debt pursuant to the first paragraph under "Covenants--Limitation on Consolidated Indebtedness" above or (b) NEXTLINK or such Restricted Subsidiary could Incur such Debt hereunder (other than as Acquired Debt).

    "Vendor Financing Facility" means any agreements between NEXTLINK or a Restricted Subsidiary and one or more vendors or lessors of equipment or other capital assets to NEXTLINK or any of its Restricted Subsidiaries (or any affiliate of any such vendor or lessor) providing financing for the acquisition by NEXTLINK or any such Restricted Subsidiary of equipment or other capital assets from any such vendor or lessor.

    "Voting Stock" of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

    "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person 99% or more of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

EVENTS OF DEFAULT

    The following are Events of Default under the indenture:


    (1) failure to pay principal of (or premium, if any, on) any note when due;



    (2) failure to pay any interest on any note when due, continued for 30 days;



    (3) default in the payment of principal and interest on notes required to be purchased pursuant to an Offer to Purchase as described under "Covenants--Change of Control" when due and payable;



    (4) failure to perform or comply with the provisions described under "Mergers, Consolidations and Certain Sales of Assets";



    (5) failure to perform any other covenant or agreement of NEXTLINK under the Indenture or the notes continued for 60 days after written notice to NEXTLINK by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding notes;



    (6) default under the terms of any instrument evidencing or securing Debt of NEXTLINK or any Significant Subsidiary having an outstanding principal amount of $10 million individually or in the aggregate which default results in the acceleration of the payment of such Debt or constitutes the failure to pay such Debt when due;

    (7) the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against NEXTLINK or any Significant Subsidiary in an aggregate amount in excess of $10 million which remains undischarged or unstayed for a period of 45 days after the date on which the right to appeal all such judgments has expired; and



    (8) certain events of bankruptcy, insolvency or reorganization affecting NEXTLINK or any Significant Subsidiary. (Section 501)



    Subject to the provisions of the indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. The trustee may refuse, however, to follow any direction that the trustee, in its sole discretion, determines may be unduly prejudicial to the rights of another holder or that may subject the trustee to any liability or expense if the trustee determines, in its sole discretion, that it lacks indemnification against such loss or expense. (Section 512)



    If an Event of Default (other than an Event of Default described in Clause
(h) above with respect to NEXTLINK) shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes at maturity may accelerate the maturity of all notes; PROVIDED, HOWEVER, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount at maturity of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the indenture. If an Event of Default specified in Clause (h) above occurs with respect to NEXTLINK, the outstanding Notes will IPSO FACTO become immediately due and payable without any declaration or other act on the part of the trustee or any holder. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".



    No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default (as defined) and unless also the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note. ( Section508)



    The indenture provides that if a Default occurs and is continuing, generally the Trustee must, within 90 days after the occurrence of such Default, give to the holders notice of such Default. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal of, premium, if any or interest) if it determines that withholding notice is in their interest; PROVIDED, HOWEVER, that in the case of any default of a character specified in Clause (e) above, no such notice to holders shall be given until at least 30 days after the occurrence thereof. (Section 602)



    NEXTLINK will be required to furnish to the trustee quarterly a statement as to the performance by NEXTLINK of certain of its obligations under the Indenture and NEXTLINK is required upon becoming aware of any Default or Event of Default to deliver to the trustee a statement specifying such Default or Event of Default. (Section 1018)


SATISFACTION AND DISCHARGE OF THE INDENTURE


    The indenture will cease to be of further effect as to all outstanding notes (except as to



    (1) rights of registration of transfer and exchange and NEXTLINK's right of optional redemption,



    (2) substitution of apparently mutilated, defaced, destroyed, lost or stolen notes,



    (3) rights of holders to receive payment of principal of and premium, if any, and interest on the Notes,



    (4) rights, obligations and immunities of the trustee under the indenture and



    (5) rights of the holders of the notes as beneficiaries of the Indenture with respect to any property deposited with the trustee payable to all or any of them), if



       (a) NEXTLINK will have paid or caused to be paid the principal of and premium, if any, and interest on the Notes as and when the same will have become due and payable or



       (b) all outstanding notes (except lost, stolen or destroyed notes which have been replaced or paid) have been delivered to the trustee for cancellation. (Section 401)


DEFEASANCE


    The indenture will provide that, at the option of NEXTLINK, (1) if applicable, NEXTLINK will be discharged from any and all obligations in respect of the outstanding Notes or (2) if applicable, NEXTLINK may omit to comply with certain restrictive covenants, and that such omission shall not be deemed to be an Event of Default under the indenture and the notes, in either case (1) or (2) upon irrevocable deposit with the trustee, in trust, of money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, on the outstanding Notes on the Stated Maturity. With respect to clause (2), the obligations under the indenture other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect. Such trust may only be established if, among other things (a) with respect to clause (1), NEXTLINK has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law after the Issue Date, which in the Opinion of Counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (2), NEXTLINK has delivered to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (b) no Default or Event of Default shall have occurred or be continuing; (c) NEXTLINK has delivered to the trustee an Opinion of Counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and (d) certain other customary conditions precedent are satisfied. (Section 1201)


MODIFICATION AND WAIVER

    Modifications and amendments of the indenture may be made by NEXTLINK and the Trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding Notes; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:


    (1) change the due date of the principal of, or any installment of interest on, any note;



    (2) reduce the principal amount of, or the premium or interest on, any note;



    (3) change the place or currency of payment of principal of, or premium or interest on, any note;



    (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

    (5) reduce the above stated percentage of outstanding notes necessary to modify or amend the indenture;



    (6) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;



    (7) modify any provisions of the indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants, except as otherwise specified; or



    (8) following the mailing of any Offer to Purchase and until the Expiration Date of that Offer to Purchase, modify any Offer to Purchase for the notes required under the "Limitation on Asset Dispositions" and the "Change of Control" covenants contained in the indenture in a manner materially adverse to the holders thereof. (Section 902)


    Notwithstanding the foregoing, without the consent of any holder of notes, NEXTLINK and the trustee may amend or supplement the indenture or the notes

    - to cure any ambiguity, defect or inconsistency,

    - to provide for uncertificated notes in addition to or in place of certificated notes,

    - to provide for the assumption of NEXTLINK's obligations to holders of notes in the case of a merger or consolidation,

    - to make any change that would provide any additional rights or benefits to holders of notes or that does not adversely affect the legal rights under the indenture of any such holder, or


    - to comply with requirements of the commission in order to maintain the qualification of the indenture under the Trust Indenture Act. (Section
      901)



    The holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive compliance by NEXTLINK with certain restrictive provisions of the indenture. (Section 1019) Subject to certain rights of the Trustee, as provided in the indenture, the holders of a majority in aggregate principal amount of the outstanding notes, on behalf of all holders of notes, may waive any past default under the indenture, except a default in the payment of principal, premium or interest or a default arising from failure to purchase any note tendered pursuant to an Offer to Purchase. (Section 513)


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of NEXTLINK, as such, shall have any liability for any obligations of NEXTLINK under the notes or the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the commission that such waiver is against public policy.

GOVERNING LAW

    The indenture and the notes will be governed by the laws of the State of New York.

THE TRUSTEE


    The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. (Section
601)


    The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee, should it become a creditor of NEXTLINK, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with NEXTLINK or any Affiliate, PROVIDED, HOWEVER, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture
Act), it must eliminate such conflict or resign. (SectionSection 608, 613)

                         BOOK-ENTRY; DELIVERY AND FORM


    The new notes initially will be represented by one or more permanent global certificates in definitive, fully registered form. This global note will be deposited upon issuance with The Depositary Trust Company, New York, New York and registered in the name of a nominee of the Depository Trust Company.



    THE GLOBAL NOTE. We expect that pursuant to procedures established by The Depository Trust Company



    (1) upon the issuance of the global note, The Depository Trust Company or its custodian will credit, on its internal system, the principal amount of the individual beneficial interests represented by the global note to the respective accounts of persons who have accounts with such depositary and



    (2) ownership of beneficial interests in the global note will be shown on, and the transfer of ownership will be effected only through, records maintained by The Depository Trust Company or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.



Ownership of beneficial interests in the global notes will be limited to persons who have accounts with The Depository Trust Company or persons who hold interests through participants.



    So long as The Depository Trust Company or its nominee is the registered owner or holder of the new notes, The Depository Trust Company (or the nominee) will be considered the sole owner or holder of the new notes represented by the global note for all purposes under the indenture. No beneficial owner of an interest in the global note will be able to transfer that interest except in accordance with The Depository Trust Company's procedures.



    Payments of interest, principal and other amounts due on the global note will be made to The Depository Trust Company or its nominee as the registered owner. None of NEXTLINK, the trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to this beneficial ownership interest.



    We expect that The Depository Trust Company or its nominee, upon receipt of any payment of interest, principal or other amounts due on the global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown on the records of The Depository Trust Company. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice, as is the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of the participants.

    Transfers between participants in The Depository Trust Company will be effected in the ordinary way through The Depository Trust Company's settlement system in accordance with The Depository Trust Company rules and will be settled in same day funds.



    The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of new notes, including the presentation of new notes for exchange as described below, only at the direction of a participant to whose account the The Depository Trust Company interests in the global note are credited. Further, The Depository Trust Company will take action only as to such portion of the notes as to which the participant has given such direction. However, if there is an Event of Default under the indenture, the Depository Trust Company will exchange the global note for certificated notes, which it will distribute to its participants.



    The Depository Trust Company has advised us as follows: The Depository Trust Company is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered under to the provisions of Section 17A of the Exchange Act. The Depository Trust Company was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the Depository Trust Company system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.



    Although the Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of the Depository Trust Company, it is under no obligation to perform those procedures, and those procedures may be discontinued at any time. Neither NEXTLINK nor the trustee will have any responsibility of the performance by the Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.



    CERTIFICATED SECURITIES. If the Depository Trust Company is at any time unwilling or unable to continue as a depositary for the global note and a successor depositary is not appointed by NEXTLINK within 90 days, certificated notes will be issued in exchange for the global note.

                      DESCRIPTION OF MATERIAL INDEBTEDNESS


DESCRIPTION OF THE 12 1/2% NOTES


    GENERAL. NEXTLINK and NEXTLINK Capital, Inc., (a wholly owned subsidiary of NEXTLINK) together issued $350 million of 12 1/2% Senior Notes Due April 15, 2006 pursuant to an indenture among NEXTLINK, NEXTLINK Capital and United States Trust Company of New York, as trustee. On September 6, 1996, NEXTLINK consummated an offer to exchange these notes for $350 million of 12 1/2% Senior Notes Due April 15, 2006 that had been registered under the Securities Act.



    PRINCIPAL, MATURITY AND INTEREST. The 12 1/2% Notes are limited in aggregate principal amount to $350 million and will mature on April 15, 2006. Interest on the 12 1/2% notes accrues at 12 1/2% per annum and is payable semiannually in arrears on April 15 and October 15 of each year. NEXTLINK used $117.7 million of the net proceeds of the offering of the 12 1/2% notes to purchase a portfolio of U.S. government securities, to pledge as security for payment of interest on the 12 1/2% notes through April 15, 1999 and, under certain circumstances, as security for repayment of the principal of the 12 1/2% notes. Proceeds from the pledged securities may be used by NEXTLINK to make interest payments on the 12 1/2% notes through April 15, 1999. The pledged securities are being held by the trustee pending disbursement.



    RANKING. The 12 1/2% Notes are unsecured senior obligations of the issuers, will rank equally in right of payment with all existing and future senior obligations of the issuers and will rank senior in right of payment to all future subordinated obligations of the issuers.



    REDEMPTION. The 12 1/2% Notes are redeemable at on or after April 15, 2001, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) plus accrued interest, if redeemed during the twelve-month period beginning on April 15 of the years indicated below:


YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2001..........................................................................     106.250%
2002..........................................................................     104.167%
2003..........................................................................     102.083%
2004 and thereafter...........................................................     100.000%


    In addition, at any time on or before April 15, 1999, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 12 1/2% Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.50% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $175 million of aggregate principal amount of 12 1/2% Notes remains outstanding immediately after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 12 1/2% Notes) of NEXTLINK, the issuers are not required to make mandatory redemption or sinking fund payments with respect to the 12 1/2% Notes.



    COVENANTS. The indenture relating to the 12 1/2% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 12 1/2% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 12 1/2% Notes. The indenture relating to the 12 1/2% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.



    EVENTS OF DEFAULT. The indenture relating to the 12 1/2% Notes contains standard events of default, including



    - defaults in the payment of principal, premium or interest,



    - defaults in the compliance with covenants contained in the indenture,



    - cross defaults on more than $10 million of other indebtedness,



    - failure to pay more than $10 million of judgments and



    - certain events of its subsidiaries.


DESCRIPTION OF THE 9 5/8% NOTES


    GENERAL. NEXTLINK issued $400 million of 9 5/8% Senior Notes Due 2007 pursuant to an indenture between NEXTLINK and United States Trust Company of New York, as trustee. The 9 5/8% Notes have been registered under the Securities Act.



    PRINCIPAL, MATURITY AND INTEREST. The 9 5/8% notes are limited in aggregate principal amount to $400 million and will mature on October 1, 2007. Interest on the 9 5/8% Notes accrues at 9 5/8% per annum and is payable semiannually in arrears on April 1 and October 1 of each year.



    RANKING. The 9 5/8% notes are unsecured senior obligations of NEXTLINK, will rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.



    REDEMPTION. The 9 5/8% Notes are redeemable on or after October 1, 2002, at NEXTLINK's option, in whole or in part, at the following redemption prices

(expressed as percentages of principal amount) plus accrued interest, if redeemed during the twelve-month period beginning on October 1 of the years indicated below:

YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2002..........................................................................     104.813%
2003..........................................................................     103.208%
2004..........................................................................     101.604%
2005 and thereafter...........................................................     100.000%


    In addition, at any time on or before October 1, 2002, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9 5/8% Notes with the net proceeds of a sale of common equity at a redemption price equal to 109.625% of the principal amount, plus accrued interest, provided that at least $266.7 million in aggregate principal amount of 9 5/8% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9 5/8% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9 5/8% Notes.



    COVENANTS. The indenture relating to the 9 5/8% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9 5/8% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9 5/8% Notes. The indenture relating to the 9 5/8% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.


    EVENTS OF DEFAULT. The indenture relating to the 9 5/8% notes contains standard events of default, including


    - defaults in the payment of principal, premium or interest,



    - defaults in the compliance with covenants contained in the indenture,



    - cross defaults on more than $10 million of other indebtedness,



    - failure to pay more than $10 million of judgments and



    - certain events of its subsidiaries.


DESCRIPTION OF THE 9% NOTES

    GENERAL. NEXTLINK issued $335 million of 9% Senior Notes Due 2008 pursuant to an indenture between NEXTLINK and United States Trust Company of New York, as trustee. On July 15, 1998, NEXTLINK consummated an offer to exchange such notes for $335 million of 9% Senior Notes Due 2008 that had been registered under the Securities Act.


    PRINCIPAL, MATURITY AND INTEREST. The 9% notes are limited in aggregate principal amount to $335 million and will mature on March 15, 2008. Interest on the 9% Notes accrues at 9% per annum and is payable semiannually in arrears on March 15 and September 15 of each year.



    RANKING. The 9% Notes are unsecured senior obligations of NEXTLINK, will rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.



    REDEMPTION. The 9% Notes are redeemable on or after March 15, 2003, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of principal amount) described below plus accrued interest, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:


YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2003..........................................................................     104.500%
2004..........................................................................     103.000%
2005..........................................................................     101.500%
2006 and thereafter...........................................................     100.000%


    In addition, at any time on or before March 15, 2003, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9% Notes with the net proceeds of a sale of common equity at a redemption price equal to 9% of the principal amount thereof, plus accrued interest, provided that at least 66 2/3% of the original aggregate principal amount of 9% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9% Notes.



    COVENANTS. The indenture relating to the 9% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9% Notes, engage in any sale and leaseback transaction, sell assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9% Notes. The indenture relating to the 9% notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the indenture.

    EVENTS OF DEFAULT. The indenture relating to the 9% Notes contains standard events of default, including


    - defaults in the payment of principal, premium or interest



    - defaults in the compliance with covenants contained in the indenture



    - cross defaults on more than $10 million of other indebtedness



    - failure to pay more than $10 million of judgments and



    - certain events of its subsidiaries.


DESCRIPTION OF THE 9.45% NOTES


    GENERAL. NEXTLINK issued $636,974,000 principal amount at stated maturity of 9.45% Senior Discount Notes Due 2008 under an indenture between NEXTLINK and United States Trust Company of New York, as trustee. On August 24, 1998, NEXTLINK consummated an offer to exchange such notes for $636,974,000 million in principal amount at stated maturity of 9.45% Senior Discount Notes due 2008 that have been registered under the Securities Act.



    PRINCIPAL, MATURITY AND INTEREST. The 9.45% Notes are limited to $636,974,000 aggregate principal amount at stated maturity and will mature on April 15, 2008. The 9.45% Notes were issued at a discount from their principal amount to generate aggregate gross of proceeds of approximately $400.0 million. The 9.45% Notes accrete at a rate of 9.45% compounded semi-annually, to an aggregate principal amount of $636,974,000 by April 15, 2003. No interest will accrue on the 9.45% Notes prior to April 15, 2003. The 9.45% Notes bear interest at 9.45% per annum payable semi-annually on April 15 and October 15 of each year, commencing October 15, 2003, accruing from April 15, 2003, or from the most recent interest payment date to which interest has been paid or provided.



    RANKING. The 9.45% Notes are unsecured senior obligations of NEXTLINK, rank equally in right of payment with all existing and future senior obligations of NEXTLINK and will rank senior in right of payment to all future subordinated obligations of NEXTLINK.



    REDEMPTION. The 9.45% Notes are redeemable on or after April 15, 2003, at NEXTLINK's option, in whole or in part, at the following redemption prices (expressed as percentages of the principal amount) plus accrued interest, if redeemed during the 12 month period beginning April 15 of the years indicated:


YEAR                                                                            PERCENTAGE
------------------------------------------------------------------------------  -----------
2003..........................................................................     104.725%
2004..........................................................................     103.150%
2005..........................................................................     101.575%
2006 and thereafter...........................................................     100.000%

    In addition, at any time on or before April 15, 2003, NEXTLINK may redeem up to 33 1/3% of the original aggregate principal amount of the 9.45% Notes with the net proceeds of a sale of common equity, at a redemption price 109.45% of the principal amount thereof, plus accrued interest, provided that at least
66 2/3% of the original aggregate principal amount of the 9.45% Notes remains outstanding after such redemption. Except in connection with a Change of Control or an Asset Disposition (as defined in the indenture relating to the 9.45% Notes) of NEXTLINK, NEXTLINK is not required to make mandatory redemption or sinking fund payments with respect to the 9.45% Notes.



    COVENANTS. The indenture relating to the 9.45% Notes restricts, among other things, NEXTLINK's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure debt which is subordinated to or ranks equally with the 9.45% Notes, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of NEXTLINK, enter into certain transactions with affiliates, or incur indebtedness that is subordinate in right of payment to any senior indebtedness and senior in right of payment to the 9.45% Notes. The indenture relating to the 9.45% Notes permits, under certain circumstances, NEXTLINK's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of such indenture.



    EVENTS OF DEFAULT. The indenture relating to the 9.45% Notes contains standard events of default, including



    - defaults in the payment of principal, premium or interest



    - defaults in the compliance with covenants contained in the indenture



    - cross defaults on more than $10 million of other indebtedness



    - failure to pay more than $10 million of judgments and



    - certain events of its subsidiaries.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



    The following is a summary of United States federal income tax consequences associated with the ownership and disposition of the notes. Except where noted, it deals only with notes held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, traders in securities that elect to mark to market, financial institutions, life insurance companies or tax-exempt organizations. It also does not deal with U.S. holders whose "functional currency" is not the U.S. dollar or who hold the notes as a hedge or part of a straddle or conversion transaction. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions under the Internal Revenue Code as of the date of this filing. At any time and without prior notice, these authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below.


    PERSONS CONSIDERING THE TENDER OF THEIR OLD NOTES FOR THE NEW NOTES OFFERED HEREBY, OR THE PURCHASE, OWNERSHIP OR DISPOSITION OF NOTES, SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL INCOME TAX CONSEQUENCES AND CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

THE EXCHANGE OFFER


    The exchange of old notes for new notes under the exchange offer should be treated as a continuation of the corresponding old notes because the terms of the new notes are substantially the same as the terms of the old notes. Accordingly, the exchange should not constitute a taxable event to holders and, therefore:



    - no gain or loss should be realized by holders upon receipt of a new note;



    - the holding period of the new note should include the holding period of the old note; and



    - the adjusted tax basis of the new note should be the same as the adjusted tax basis of the old note immediately before the exchange.


UNITED STATES HOLDERS


    A U.S. holder is generally, a citizen or resident of the United States, a corporation, a partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof, or an estate the income of which is subject to United States federal income taxation regardless of its source. A trust qualifies as a U.S. holder if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. A U.S. holder is also any other person whose worldwide income or gain is otherwise subject to United States federal income taxation on a net income basis.

    PAYMENT OF INTEREST


    Interest on the notes will be taxable to a U.S. holder as ordinary interest income in accordance with the U.S. holder's method of tax accounting at the time that such interest is accrued or actually or constructively received. NEXTLINK expects that the notes will not be issued with original issue discount for United States federal income tax purposes.


    MARKET DISCOUNT


    If a U.S. holder purchases a note for an amount that is less than its issue price or, in the case of a subsequent purchaser, its principal amount, such U.S. holder will be treated as having purchased such note at a "market discount," unless the amount of such market discount is less than a specified DE MINIMIS amount. Under the market discount rules, a U.S. holder will be required to treat any gain on the maturity, sale, exchange, retirement or other disposition of notes as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such notes at the time of such disposition. In addition, a U.S. holder may be required to defer, until the maturity of the notes or earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such notes.



    Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the notes, unless the U.S. holder elects to accrue on a constant yield method. A U.S. holder of notes may elect to include market discount in income currently as it accrues on either a ratable or constant yield method, in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their own tax advisors regarding this election.


    AMORTIZABLE BOND PREMIUM


    A U.S. holder that purchases notes for an amount greater than the principal amount of the notes will be considered to have purchased such notes with "bond premium." A U.S. holder generally may elect to amortize the bond premium over the remaining term of the notes on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. holder's interest income from the notes. Bond premium on a note held by a U.S. holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the notes. Any election to amortize bond premium applies to all debt obligations, other than debt obligations the interest on which is excludable from gross income: held by the U.S. holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the U.S. holder, and may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their tax advisors regarding this election.


    SALE, EXCHANGE AND RETIREMENT OF NOTES


    A U.S. holder's adjusted tax basis in notes will, in general, equal the holder's cost therefor increased by any market discount included in the U.S. holder's income and reduced by any amortized bond premium. Upon the sale, exchange or retirement of notes, a U.S. holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange or retirement and the U.S. holder's adjusted tax basis in the notes. Except with respect to market discount accrued and unpaid interest, such gain or loss will be capital gain or loss. Long-term capital gain of an individual U.S. holder is generally subject to a maximum tax rate of 20% in respect of property held for more than twelve months. The deductibility of capital losses is subject to limitations.


    EXCHANGE OFFER


    The exchange of notes for new notes pursuant to the exchange offer should not be taxable to the holders of the notes. Any additional interest payment due to the holders of the notes will be taxable income and may be characterized as additional interest income for tax purposes.


NON-UNITED STATES HOLDERS


    For purposes of this discussion, a non-U.S. holder is any holder of a note who is a nonresident alien individual or a foreign corporation, partnership or estate or trust which is not subject to United States federal income tax on a net income basis in respect of income or gain from a note.


    Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below:


        (1) payments of principal, premium, if any, and interest by NEXTLINK or any of its paying agents to a non-U.S. holder will not be subject to United States federal withholding tax if, in the case of interest,



           (a) the beneficial owner of the note does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of NEXTLINK,



           (b) the beneficial owner of the note is not a controlled foreign corporation that is related to NEXTLINK through stock ownership, and



           (c) either:



                  (A) the beneficial owner of the note certifies to NEXTLINK or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address; or

                  (B) a securities clearing organization, bank or other
              financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to NEXTLINK or its agent under penalties of perjury that this statement has been received from the beneficial owner by it or by a one of the financial institutions between it and the beneficial owner and furnishes the payor with a copy thereof;



        (2) a non-U.S. holder of a note will not be subject to United States federal withholding tax on any gain realized on the sale or exchange of a note; and


        (3) a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for purposes of the United States federal estate tax as a result of the individual's death if


           (a) the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock in NEXTLINK, and


           (b) the income on the note would not have been effectively connected with a United States trade or business of the individual at the individual's death.


    Recently finalized regulations, that are generally effective with respect to payments made after December 31, 1999, would provide alternative methods for satisfying the certification requirement described in clause (1)(c) above. These regulations also require, in the case of notes held by a foreign partnership, that (x) the certification described in clause (1)(c) above would generally be applied to the partners of the partnership and (y) the partnership provide certain information, including a United States taxpayer identification number. A look-through rule will apply in the case of tiered partnerships. Non-U.S. holders who exchange their old notes for new notes under the exchange offer are urged to consult their tax advisor regarding the regulations described above.


BACKUP WITHHOLDING AND INFORMATION REPORTING

    UNITED STATES HOLDERS


    In general, information reporting requirements will apply to some payments of principal, premium, if any, and interest and to the proceeds of sale of a note made to holders other than recipients which are specifically exempt, such as corporations. Backup withholding and information reporting generally will not apply to payments of principal, premium, if any, and interest on notes made outside the United States by NEXTLINK or any paying agent to a holder. However, a 31% backup withholding tax will apply to payments made to an address in the United States or by transfer to an account maintained by the holder with a bank in the United States. This backup withholding tax may also apply to some of the payments described above if the U.S. holder fails to provide a taxpayer identification number or certification of foreign or other exempt status or if the U.S. holder is notified by the Internal Revenue Service that it has failed to report in full dividend and interest income.


    NON-UNITED STATES HOLDERS


    Under current law, information reporting on Internal Revenue Service Form 1099 and backup withholding will not apply to payments of principal, premium, if any and interest made by NEXTLINK or a paying agent to a non-U.S. holder on a note; so long as the certification described in clause (1)(c) under "Non-United States Holders" above is received and the payor does not have actual knowledge that the holder is a United States person. NEXTLINK or a paying agent, however, may report (on Internal Revenue Service Form 1042S) payments of interest on notes.



    Payments of the proceeds from the sale by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. Information reporting requirements will apply, however, if the broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period. Payments of the proceeds from the sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-United States status or otherwise establishes an exemption from information reporting and backup withholding. See the discussion above with respect to the rules under the final withholding regulations.


                              PLAN OF DISTRIBUTION

    Each holder desiring to participate in the exchange offer will be required to represent, among other things, that

        (1) it is not an "affiliate" (as defined in Rule 405 of the Securities
    Act) of NEXTLINK,

        (2) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the new notes, and


        (3) it is acquiring the new notes in the ordinary course of its business A holder unable to make the above representations is referred to as a restricted holder. A restricted holder will not be able to participate in the exchange offer, and may only sell its old notes pursuant to a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act, or pursuant to an exemption from the registration requirement of the Securities Act.



    Each participating broker-dealer is required to acknowledge in the letter of transmittal that it acquired the old notes as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with the resale of such new notes. Based upon interpretations by the staff of the Securities and Exchange Commission, NEXTLINK believes that new notes issued pursuant to the exchange offer to participating broker-dealers may be offered for resale, resold, and otherwise transferred by a participating broker-dealer upon compliance with the prospectus delivery requirements, but without compliance with the registration requirements, of the Securities Act. NEXTLINK has agreed that for a period of 30 days following consummation of the exchange offer, they will make this prospectus available to participating broker-dealers for use in connection with any such resale. During such period of time, delivery of this prospectus, as it may be amended or supplemented, will satisfy the prospectus delivery requirements of a participating broker-dealer engaged in market making or other trading activities.



    Based upon interpretations by the staff of the Securities and Exchange Commission, NEXTLINK believes that new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by their holder, other than a participating broker-dealer, without compliance with the registration and prospectus delivery requirements of the Securities Act.



    NEXTLINK will not receive any proceeds from any sale of new notes by broker-dealers. new notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such participating broker-dealer and/or the purchasers of any such new notes. Any participating broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.



    NEXTLINK has agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers and will indemnify holders of the notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as set forth in the registration rights agreement.


                INCORPORATION OF MATERIAL DOCUMENTS BY REFERENCE


    The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means we can disclose important information to you by referring you to those documents. The information included in the following documents is incorporated by reference and is considered to be a part of this prospectus. The most recent information that we file with the Securities and Exchange Commission automatically updates and supersedes more dated information. We have previously filed the following documents with the Securities and Exchange Commission and are incorporating them by reference into this prospectus:



        1. Our Annual Report on Form 10-KSB for the fiscal year ended December
    31, 1998, filed on March   , 1999;


        2. Our Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed on May 15, 1998;

        3. Our Quarterly Report on Form 10-Q, for the quarter ended June 30, 1998, filed on August 14, 1998;

        4. Our Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, filed on November 16, 1998.

        5. Our Current Reports on Form 8-K, filed on March 12, 1998, April 14, 1998, July 20, 1998, July 22, 1998, December 8, 1998 and January 19, 1999.

    We also incorporate by reference all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the old notes are exchanged for new notes.


    We will provide without charge to each person, including any person having a control relationship with that person, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. If you would like to obtain this information from us, please direct your request, either in writing or by telephone to R. Bruce Easter, Jr., General Counsel and Secretary, NEXTLINK Communications, Inc., 500 108(th) Avenue N.E., Suite 2200, Bellevue, Washington 98004. In order to insure timely delivery of the documents, any request should
be made five days before March   , 1999, which is when the exchange offer
expires.


                                 LEGAL MATTERS

    The validity of the new notes will be passed upon for NEXTLINK by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

    The audited financial statements included in the NEXTLINK's Annual Report on Form 10-KSB, filed on March 25, 1998, which is incorporated herein by reference, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION TO YOU THAT IS NOT CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD NOT UNDER ANY CIRCUMSTANCES ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT ON ANY DATE AFTER THE DATE OF THIS PROSPECTUS.


                             ---------------------


                                  $500,000,000


                        Offer to Exchange 10 3/4% Senior
                                 Notes due 2008
                      that have been registered under the
                             Securities Act of 1933
                         for outstanding 10 3/4% Senior
                                 Notes due 2008

                             ---------------------

                              P R O S P E C T U S


                              DATED MARCH   , 1999


                             ---------------------

                                     [LOGO]

                                    NEXTLINK
                                COMMUNICATIONS,
                                      INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director will personally receive a benefit in money, property or services to which the director is not legally entitled.

    The Company has also adopted indemnification provisions pursuant to Section 145 of the Delaware Law, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorney's fees) that such officer or director actually and reasonably incurred.

    The Company has entered into indemnification agreements with each of the Company's officers and directors.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (A) EXHIBITS:

     1        --      Purchase Agreement by and among the Company and the Initial Purchasers.*

     3.1      --      Certificate of Incorporation of the Company.(1)

     3.2      --      By-laws of the Company.(1)

     4.1      --      Indenture, dated November 12, 1998, by and among NEXTLINK Communications, Inc. and
                      United States Trust Company of New York, as trustee, relating to the 10 3/4%
                      Senior Notes due 2008.*

     4.2      --      Form of Exchange Note Indenture, by and among NEXTLINK Communications, Inc. and
                      United States Trust Company of New York, as Trustee, relating to the Exchange
                      Notes, including form of Exchange Note.(3)

     4.3      --      Certificate of Designation of the Powers, Preferences and Relative, Participating,
                      Optional and Other Special Rights of 14% Senior Exchangeable Redeemable Preferred
                      Shares and Qualifications, Limitations and Restrictions Thereof.(1)

     4.4      --      Form of stock certificate of 14% Senior Exchangeable Redeemable Preferred
                      Shares.(3)

     4.5      --      Indenture, dated as of April 25, 1996, by and among NEXTLINK Communications, Inc.,
                      NEXTLINK Capital, Inc. and United States Trust Company of New York, as Trustee,
                      relating to 12 1/2% Senior Notes due April 15, 2006, including form of global note.(2)

     4.6      --      First Supplemental Indenture, dated as of January 31, 1997, by and among the
                      Company, NEXTLINK Communications, L.L.C., NEXTLINK Capital, Inc. and United States
                      Trust Company of New York, as Trustee.(3)

     4.7      --      Form of Indenture between United States Trust Company, as Trustee and NEXTLINK
                      Communications, Inc., relating to the 9 5/8% Senior Notes due 2007.(4)

     4.8      --      Indenture, dated March 3, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9% Senior Notes due 2008.(5)

     4.9      --      Certificate of Designation of Powers, Preferences and Relative, Participating,
                      Optional and Other Special Rights of 6 1/2% Cumulative Convertible Preferred Stock
                      and Qualifications, Limitations and Restrictions Thereof.(1)

     4.10     --      Indenture, dated April 1, 1998, between United States Trust Company, as Trustee and NEXTLINK Communications, Inc., relating to the 9.45% Senior Discount Notes due
                      2008.(6)

     4.11     --      Second Supplemental Indenture, dated June 3, 1998, amending Indenture dated April
                      25, 1996, by and among NEXTLINK Communications, Inc., NEXTLINK Capital, Inc. and
                      United States Trust Company of New York, as Trustee.(1)

     4.12     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated
                      September 25, 1997, by and between NEXTLINK Communications, Inc. and United States
                      Trust Company of New York, as Trustee.(1)

     4.13     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated March
                      3, 1998, by and between NEXTLINK Communications, Inc. and United States Trust
                      Company of New York, as Trustee.(1)

     4.14     --      First Supplemental Indenture, dated June 3, 1998, amending Indenture dated April
                      1, 1998, by and between NEXTLINK Communications, Inc. and United States Trust
                      Company of New York, as Trustee.(1)

     5.1      --      Opinion of Willkie Farr & Gallagher.*

     8.1      --      Tax Opinion of Willkie Farr & Gallagher.*

    10.1      --      Stock Option Plan of the Company, as amended.(1)

    10.2      --      Employee Stock Purchase Plan of the Company.(1)

    10.3      --      Registration Rights Agreement dated as of January 15, 1997, between the Company and the signatories listed therein(3).

    10.4      --      Preferred Exchange and Registration Rights Agreement, dated as of January 31,
                      1997, by and among the Company and the Initial Purchasers(3).

    10.5      --      Fiber Lease and Innerduct Use Agreement, dated February 23, 1998, by and between the Company and Metromedia Fiber Network, Inc. (5)

    10.6      --      Amendment No. 1 to Fiber Lease and Innerduct Use Agreement, dated March 4, 1998, by and between the Company and Metromedia Fiber Network, Inc. (5)

    10.7      --      Agreement and Plan of Merger, dated as of January 14, 1999, among the Company, WNP
                      Communications, Inc. and PCO Acquisition Corp. (7)

    10.8      --      Registration Rights Agreement, dated January 14, 1999, between the Company and the
                      Holders referred to therein. (7)

    21        --      Subsidiaries of the Registrant.(5)

    23.1      --      Consent of Arthur Andersen LLP.

    23.2      --      Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit
                      5.1 and Exhibit 8.1).*

    25        --      Statement on Form T-1 of Eligibility of Trustee.*

    99.1      --      Form of Letter of Transmittal.*

    99.2      --      Form of Notice of Guaranteed Delivery.*

    99.3      --      Form of Letter to Clients.*

    99.4      --      Form of Letter to Nominees.*

---------------------

*   Previously filed.

(1) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, Inc. (Commission File No. 333-53975).

(2) Incorporated herein by reference to the exhibit filed with the Registration Statement on Form S-4 of NEXTLINK Communications, L.L.C. (the predecessor of NEXTLINK Communications, Inc.) and NEXTLINK Capital, Inc. (Commission File No. 333-4603).

(3) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1996 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Commission File Nos. 33-04603 and 333-04603-01).

(4) Incorporated here by reference to the exhibit filed with the Registration Statement on Form S-1 of NEXTLINK Communications, Inc. (Commission File No. 333-32003).

(5) Incorporated herein by reference to the exhibit filed with the Annual Report on Form 10-KSB for the year ended December 31, 1997 of NEXTLINK Communications, Inc. and NEXTLINK Capital, Inc. (Communication File Nos. 333-04603 and 333-04603-01).

(6) Incorporated herein by reference to the exhibit filed with the quarterly report on Form 10-Q for the quarterly period ended March 31, 1998 of NEXTLINK Communications, Inc. (Commission File No. 000-22939).

(7) Incorporated herein by reference to the exhibits filed with the current report on Form 8-K filed on January 19, 1999 (Commission File No. 000-22939).

    (B) FINANCIAL STATEMENT SCHEDULES:

    None.

ITEM 22. UNDERTAKINGS.

    Insofar as indemnifications for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the option of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on the 18th day of March, 1999.


                                NEXTLINK COMMUNICATIONS, INC.

                                By:           /s/ R. BRUCE EASTER, JR.
                                       -------------------------------------
                                                R. Bruce Easter, Jr.
                                        VICE PRESIDENT, GENERAL COUNSEL AND
                                                     SECRETARY

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Chairman of the Board
------------------------------                                 March 18, 1999
       Steven W. Hooper

                                Vice Chairman and Chief
              *                   Executive Officer
------------------------------    (Principal Executive         March 18, 1999
        Wayne M. Perry            Officer) and Director

                                Vice President, Chief
                                  Financial Officer and
              *                   Treasurer (Principal
------------------------------    Financial Officer and        March 18, 1999
      Kathleen H. Iskra           Principal Accounting
                                  Officer)

              *                 Director
------------------------------                                 March 18, 1999
        Craig O. McCaw

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                 March 18, 1999
       Dennis Weibling

              *                 Director
------------------------------                                 March 18, 1999
      William A. Hoglund

              *                 Director
------------------------------                                 March 18, 1999
       Sharon L. Nelson

              *                 Director
------------------------------                                 March 18, 1999
      Jeffrey S. Raikes

              *                 Director
------------------------------                                 March 18, 1999
      Gregory J. Parker

                                Director
------------------------------
        Nicolas Kauser

*By:    /s/ R. BRUCE EASTER,
                 JR.
      -------------------------
        R. Bruce Easter, Jr.
          ATTORNEY-IN-FACT